   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 15, 1999

                                                  REGISTRATION NO.      -
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                            ------------------------

                                    FORM S-4

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                  PFIZER INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                DELAWARE                                      2834                                     13-5315170
    (STATE OR OTHER JURISDICTION OF               (PRIMARY STANDARD INDUSTRIAL                      (I.R.S. EMPLOYER
     INCORPORATION OR ORGANIZATION)               CLASSIFICATION CODE NUMBER)                    IDENTIFICATION NUMBER)

                              235 EAST 42ND STREET
                            NEW YORK, NEW YORK 10017
                                 (212) 573-2323
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                            MARGARET M. FORAN, ESQ.
                                  PFIZER INC.
                              235 EAST 42ND STREET
                            NEW YORK, NEW YORK 10017
                                 (212) 573-2323
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

                             DENNIS J. BLOCK, ESQ.
                         CADWALADER, WICKERSHAM & TAFT
                                100 MAIDEN LANE
                            NEW YORK, NEW YORK 10038
                                 (212) 504-6000

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effectiveness of this Registration Statement and the effective time of the merger of a wholly-owned subsidiary of the Registrant with and into Warner-Lambert Company as described in the Agreement and Plan of Merger dated as of November [ ], 1999.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                                                                                       PROPOSED MAXIMUM
       TITLE OF EACH CLASS OF             AMOUNT TO BE         PROPOSED MAXIMUM       AGGREGATE OFFERING         AMOUNT OF
    SECURITIES TO BE REGISTERED            REGISTERED       OFFERING PRICE PER UNIT         PRICE             REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------------
Common Stock in connection with the     2,136,808,950(2)             N/A            $75,001,994,145.00(3)    $20,850,554.37(4)
  Warner-Lambert Company Merger,
  with par value of $0.05 per
  share(1)..........................
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

(1) Includes Pfizer Preferred Stock purchase rights which, until events specified in Pfizer's Rights Agreement occur, will not be exercisable or evidenced separately from the Common Stock.

(2) The maximum number of shares of Pfizer common stock issuable in connection with the Merger in exchange for shares of Warner-Lambert common stock, based on (i) the number of shares of common stock outstanding on July 31, 1999 as reported in Warner-Lambert's quarterly report on Form 10-Q for the quarter ended June 30, 1999 (854,723,580 shares) and (ii) the exchange ratio applicable in the Merger (2.5 shares of Pfizer common stock for each share of Warner-Lambert common stock).

(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(1) and Rule 457(c) of the Securities Act, based on the market value of the Warner-Lambert shares to be received by Pfizer in the Merger, as established by the average of the high and low sales prices of Warner-Lambert common stock on November 8, 1999 on the consolidated tape, which was $87.75.

(4) This fee has been calculated pursuant to Section 6(b) of the Securities Act, as .0278 of one percent of $75,001,994,145.00.

                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  PFIZER INC.

                             CROSS REFERENCE SHEET

                 ITEM NUMBER                LOCATION IN JOINT PROXY/PROSPECTUS
                 -----------                ----------------------------------
A.   INFORMATION ABOUT THE TRANSACTION
 1.  Forepart of Registration Statement
     and Outside Front Cover Page of
     Prospectus.........................    Facing Page of the Registration
                                            Statement; Outside Front Cover Page
                                            of Joint Proxy
                                            Statement/Prospectus.
 2.  Inside Front and Outside Back Cover
     Pages of Prospectus................    Where You Can Find More
                                            Information; Table of Contents;
                                            Comparative Per Share Data.
 3.  Risk Factors, Ratio of Earnings to
     Fixed Charges and Other
     Information........................    Outside Front Cover Page of
                                            Prospectus; Summary; Interests of
                                            Certain Persons in the Merger;
                                            Section Two -- Selected Financial
                                            Data; Unaudited Pro Forma Condensed
                                            Combined Financial Statements; The
                                            Merger Transaction; Comparative Per
                                            Share Market Price and Dividend
                                            Information; The Merger Agreement;
                                            Section Three -- Information About
                                            the Meetings and Voting.
 4.  Terms of the Transaction...........    Outside Front Cover Page of
                                            Prospectus; Summary; The Merger
                                            Transaction; The Merger Agreement;
                                            Section Two -- Information About
                                            the Meetings and Voting; Section
                                            Four -- Certain Legal Information.
 5.  Pro Forma Financial Information....    Unaudited Pro Forma Condensed
                                            Combined Financial Statements.
 6.  Material Contacts with the Company
     Being Acquired.....................    The Merger Transaction.
 7.  Additional Information Required for
     Reoffering by Persons and Parties
     Deemed to be Underwriters..........    *
 8.  Interests of Named Experts and
     Counsel............................    *
 9.  Disclosure of Commission Position
     on Indemnification for Securities
     Act Liabilities....................    *

                 ITEM NUMBER                LOCATION IN JOINT PROXY/PROSPECTUS
                 -----------                ----------------------------------
B.   INFORMATION ABOUT THE REGISTRANT
10.  Information with Respect to S-3
     Registrants........................    Summary; The Merger Transaction;
                                            Where You Can Find More
                                            Information.
11.  Incorporation of Certain
     Information by Reference...........    Where You Can Find More
                                            Information.
12.  Information with Respect to S-2 and
     S-3 Registrants....................    *
13.  Incorporation of Certain
     Information by Reference...........    *
14.  Information with Respect to
     Registrants Other Than S-3 or S-2
     Registrants........................    *
C.   INFORMATION ABOUT THE COMPANY BEING ACQUIRED
15.  Information with Respect to S-3
     Company............................    Summary; The Merger Transaction;
                                            Where You Can Find More
                                            Information.
16.  Information with Respect to S-2 or
     S-3 Companies......................    *
17.  Information with Respect to
     Companies Other Than S-2 or S-3
     Companies..........................    *
D.   VOTING AND MANAGEMENT INFORMATION
18.  Information if Proxies, Consents or
     Authorizations are to be
     Solicited..........................    Outside Front Cover Page of Joint
                                            Proxy Statement/Prospectus;
                                            Summary; Interests of Certain
                                            Persons in the Merger; The Merger
                                            Transaction; The Merger Agreement;
                                            Section Three -- Information About
                                            the Meetings and Voting; Section
                                            Four -- Certain Legal Information;
                                            Where You Can Find More
                                            Information.
19.  Information if Proxies, Consents or
     Authorizations are not to be
     Solicited or in an Exchange
     Offer..............................    *

-------------------------

* Omitted because the Item is inapplicable or the answer is negative.

     THIS DOCUMENT AND THE INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS DOCUMENT SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

       [PRELIMINARY DRAFT DATED NOVEMBER 15, 1999, SUBJECT TO COMPLETION]

                                  PFIZER INC.
                                IMPORTANT NOTICE

     The information contained in this Joint Proxy Statement/Prospectus is highly preliminary and subject to change. It is presented by Pfizer Inc. ("Pfizer") in order to describe a transaction between Pfizer and Warner-Lambert Company ("Warner-Lambert") that would occur if and only if the transaction proposed by Pfizer to Warner-Lambert on November 4, 1999 were accepted in the form described in this Joint Proxy Statement/Prospectus (the "Merger"). Consequently, certain events that are described in this Joint Proxy Statement/Prospectus in the present tense, have not yet occurred. Warner-Lambert is a party to an agreement with American Home Products Corporation ("American Home") that prohibits Warner-Lambert from discussing with Pfizer the transaction proposed by Pfizer except in limited circumstances. At this time, Warner-Lambert has not indicated that it intends to discuss the Pfizer proposal with Pfizer or to accept Pfizer's proposal, either in its current form or in some other form that might subsequently be proposed by Pfizer, Warner-Lambert or any other person. There can be no assurance that the Pfizer proposal will be accepted, or that if the Pfizer proposal were accepted, such proposal would be accepted in its current form or in some other form. The terms of the Merger Agreement described in this Joint Proxy Statement/Prospectus have not been negotiated with Warner-Lambert and consequently, its terms could materially change through the negotiation process or otherwise. PLEASE SEE "THE MERGER TRANSACTION -- RISK FACTORS" BEGINNING ON PAGE I-6 FOR A DISCUSSION OF CERTAIN FACTORS YOU SHOULD CONSIDER IN EVALUATING THE MERGER.
     This Joint Proxy Statement/Prospectus does not constitute or commence a tender offer or exchange offer for any securities of Warner-Lambert. This Joint Proxy Statement/ Prospectus also does not, at this time, constitute or commence a proxy solicitation for any matter that is subject to, or may be submitted for, approval by the stockholders of Warner-Lambert. Unless and until Pfizer enters into a transaction with Warner-Lambert and revises this Joint Proxy Statement/Prospectus accordingly, stockholders of Warner-Lambert should not tender any securities for purchase by Pfizer or deliver to Pfizer a proxy to vote any shares of Warner-Lambert common stock with respect to any matter whatsoever.
     The Joint Proxy Statement/Prospectus is prepared on the assumption that it is a Joint Proxy Statement/Prospectus of Pfizer and Warner-Lambert. As of this time, the board of directors of Warner-Lambert has not reviewed or approved this Joint Proxy Statement/ Prospectus, approved the transactions proposed by Pfizer or called meetings for its stockholders to consider approving the transactions proposed by Pfizer. The actual Joint Proxy Statement/Prospectus for any transaction that may be entered into between Pfizer and Warner-Lambert may differ substantially from this Joint Proxy Statement/Prospectus.
     Information in this Joint Proxy Statement/Prospectus is presented only as of the date hereof. We do not intend to file an amended or revised Joint Proxy Statement/Prospectus unless and until we enter into a transaction with Warner-Lambert.

Neither the Securities and Exchange Commission nor any state securities regulator has approved the Pfizer stock to be issued under this Joint Proxy Statement/Prospectus or determined if this Joint Proxy Statement/Prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

Joint Proxy Statement/Prospectus dated           , 1999, and first mailed to
stockholders on           , 1999.

                               TABLE OF CONTENTS

                     SECTION ONE -- THE MERGER
QUESTIONS AND ANSWERS ABOUT THE MERGER......................     I-1
SUMMARY.....................................................     I-2
  The Companies.............................................     I-2
  The Merger................................................     I-3
THE MERGER TRANSACTION......................................     I-6
  General...................................................     I-6
  Pfizer Proposal...........................................     I-6
  Warner-Lambert Proposal...................................     I-6
  Warner-Lambert and American Home Information..............     I-6
  Risk Factors..............................................     I-6
  Background of the Merger..................................     I-7
  Why the Warner-Lambert Stockholders Should Choose
     Pfizer.................................................    I-15
  Our Reasons for the Merger; Recommendations of Our Boards
     of Directors...........................................    I-15
  Accounting Treatment......................................    I-18
  Material Federal Income Tax Consequences of the Merger....    I-19
  Regulatory Matters Relating to the Merger.................    I-20
  Appraisal Rights..........................................    I-21
  Federal Securities Laws Consequences; Stock Transfer
     Restriction Agreements.................................    I-21
COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND
  INFORMATION...............................................    I-22
OPINIONS OF FINANCIAL ADVISORS..............................    I-23
INTERESTS OF CERTAIN PERSONS IN THE MERGER..................    I-23
THE MERGER AGREEMENT........................................    I-24
  Structure of the Merger...................................    I-24
  Timing of Closing.........................................    I-24
  Merger Consideration......................................    I-24
  Treatment of Warner-Lambert Stock Options.................    I-24
  Exchange of Shares........................................    I-25
  Pfizer Board..............................................    I-25
  Certain Covenants.........................................    I-25
  Representations and Warranties............................    I-27
  Conditions to the Completion of the Merger................    I-27
  Termination of the Merger Agreement.......................    I-28
  Other Expenses............................................    I-29
  Amendments and Waivers....................................    I-29

               SECTION TWO -- SELECTED FINANCIAL DATA
PFIZER INC. AND SUBSIDIARIES -- HISTORICAL..................    II-2
WARNER-LAMBERT COMPANY -- HISTORICAL........................    II-3
UNAUDITED PRO FORMA COMBINED FINANCIAL DATA -- PFIZER AND
  WARNER-LAMBERT............................................    II-4
COMPARATIVE PER SHARE DATA -- PFIZER AND WARNER-LAMBERT.....    II-5
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL
  STATEMENTS................................................    II-6
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL
  STATEMENTS................................................   II-17

     SECTION THREE -- INFORMATION ABOUT THE MEETINGS AND VOTING
Matters Relating to the Meetings............................   III-1
Vote Necessary to Approve Pfizer and Warner-Lambert
  Proposals.................................................   III-3
Proxies.....................................................   III-3
Other Business; Adjournments................................   III-5

             SECTION FOUR -- CERTAIN LEGAL INFORMATION
COMPARISON OF PFIZER AND WARNER-LAMBERT STOCKHOLDER
RIGHTS......................................................    IV-1
Summary of Material Differences Between Current Rights of
  Warner-Lambert Stockholders and Rights Those Stockholders
  Will Have as Pfizer Stockholders Following the Merger.....    IV-1
DESCRIPTION OF PFIZER CAPITAL STOCK.........................    IV-3
  Authorized Capital Stock..................................    IV-3
  Pfizer Common Stock.......................................    IV-3
  Pfizer Preferred Stock....................................    IV-4
  Transfer Agent and Registrar..............................    IV-4
  Stock Exchange Listing; Delisting and Deregistration of
     Warner-Lambert Common Stock............................    IV-4
INFORMATION REGARDING FORWARD-LOOKING STATEMENTS............    IV-4
LEGAL MATTERS...............................................    IV-5
EXPERTS.....................................................    IV-5

      SECTION FIVE -- ADDITIONAL INFORMATION FOR STOCKHOLDERS
FUTURE STOCKHOLDER PROPOSALS................................     V-1
  Pfizer....................................................     V-1
  Warner-Lambert............................................     V-1
WHERE YOU CAN FIND MORE INFORMATION.........................     V-1

                                  SECTION ONE

                                   THE MERGER

                      SEE CAUTIONARY NOTICE ON COVER PAGE

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: WHEN AND WHERE ARE THE STOCKHOLDER MEETINGS?

A: The stockholder meeting of Pfizer will take place on [               ], 1999
at [               ] in New York, New York. The stockholder meeting of
Warner-Lambert will take place on [               ], 1999 in [       ,       ].

Q: WHAT DO I NEED TO DO NOW?

A: Just mail your signed proxy card in the enclosed return envelope or vote by telephone or the internet, as soon as possible, so that your shares may be represented at your meeting. In order to assure that your vote is obtained, please give your proxy as instructed on your proxy card even if you currently plan to attend your meeting in person.

Q: WHAT SHOULD I DO IF I WANT TO CHANGE MY VOTE?

A: Just send in a later-dated, signed proxy card to your company's Secretary or vote again by telephone or the internet before your meeting. Or, you can attend your meeting in person and vote. You may also revoke your proxy by sending a notice of revocation to your company's Secretary at the address under "Summary-The Companies".

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: If you do not provide your broker with instructions on how to vote your "street name" shares, your broker will not be permitted to vote them on the Merger. You should therefore be sure to provide your broker with instructions on how to vote your shares. Please check the voting form used by your broker to see if it offers telephone or internet voting. If you are a Pfizer stockholder and do not give voting instructions to your broker, you will not be counted as voting for purposes of the Stock Issuance Proposal (as defined below) unless you appear in person at the Pfizer meeting with a legal proxy from the record holder. If you are a Warner-Lambert stockholder and do not give voting instructions to your broker, you will, in effect, be voting against the Merger unless you appear in person at your stockholder meeting and vote in favor of the Merger.

Q: SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. If the Merger is completed, we will send Warner-Lambert stockholders written instructions for exchanging their stock certificates. Pfizer stockholders will keep their existing certificates.

Q: WHAT HAPPENS TO MY FUTURE DIVIDENDS?

A: We expect no changes in the dividend policies of either company before the Merger. The payment of dividends by the combined company in the future, however, will depend on business conditions, the combined company's financial condition and earnings, and other factors.

Q: WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: We are working towards completing the Merger as quickly as possible. In addition to stockholder approvals, we must also obtain regulatory approvals. We
hope to complete the Merger by [               ].

Q: WHO DO I CALL IF I HAVE QUESTIONS ABOUT THE MEETINGS OR THE MERGER?

A: Pfizer stockholders may call 1-800-[               ]-[               ].

   Warner-Lambert stockholders may call
   1-800-[               ]-[               ].

AS OF THE DATE OF FILING OF THIS JOINT PROXY STATEMENT/ PROSPECTUS NO MERGER AGREEMENT HAS BEEN EXECUTED BETWEEN PFIZER AND WARNER-LAMBERT. THE FOLLOWING DESCRIPTION DESCRIBES PROVISIONS IN PFIZER'S MERGER PROPOSAL TO WARNER-LAMBERT THAT WOULD OCCUR IF AND ONLY IF THE TRANSACTION PROPOSED BY PFIZER TO WARNER-LAMBERT ON NOVEMBER 4, 1999 WERE ACCEPTED IN ITS CURRENT FORM AND PFIZER AND WARNER-LAMBERT ENTER INTO A CUSTOMARY MERGER AGREEMENT.

                      SEE CAUTIONARY NOTICE ON COVER PAGE

                                    SUMMARY

     This summary highlights selected information from this Joint Proxy Statement/Prospectus and may not contain all of the information that is important to you. To understand the Merger fully and for a more complete description of the legal terms of the Merger, you should read this document and the documents we have referred you to carefully. See "Where You Can Find More Information."

THE COMPANIES

Pfizer Inc.
235 East 42nd Street
New York, New York 10017

     Pfizer is a research-based global pharmaceutical company that discovers, develops, manufactures and markets innovative medicines for humans and animals. The company reported revenues of over $13.5 billion for 1998, and estimates 1999 revenues to exceed $16 billion. The company's Norvasc, Zoloft and Zithromax products all had worldwide sales exceeding $1 billion in 1998. Those products, along with Viagra and Diflucan, as well as the co-promoted and co-marketed products Lipitor and Celebrex, are each expected to have sales of more than $1 billion in 1999. Pfizer employs more than 46,000 people worldwide, and expects to spend about $2.8 billion on research and development in 1999.

Warner-Lambert Company
201 Tabor Road
Morris Plains, NJ 07950

     Warner-Lambert is a global pharmaceutical, consumer health care and confectionery company. Its central research focus is on heart disease, lowering cholesterol, diabetes, infectious diseases, disorders of the central nervous system and women's health care. Its cholesterol-lowering drug, Lipitor, which is co-promoted by Pfizer, is the most prescribed cholesterol-lowering agent in the United States. In 1999, analysts have estimated that Warner-Lambert's revenues will exceed $12 billion and the company will invest more than $1.2 billion in research and development. It currently employs more than 43,000 people worldwide.

THE MERGER

     The proposed Merger Agreement will be attached as Exhibit 2.1 to this Joint Proxy Statement/Prospectus. We encourage you to read the proposed Plan and
Agreement of Merger dated              , 1999 (the "Merger Agreement") carefully
and in its entirety when available as it is the legal document that would govern the Merger. For a summary of the Merger Agreement, see "The Merger Agreement."

WHAT WARNER-LAMBERT STOCKHOLDERS WILL RECEIVE

     As a result of the Merger, Warner-Lambert stockholders will receive, for each share of Warner-Lambert common stock, 2.5 shares of Pfizer common stock. Pfizer will not issue any fractional shares in the Merger. See "The Merger Agreement -- Exchange of Shares."

OWNERSHIP OF PFIZER AFTER THE MERGER

     Pfizer will issue approximately                shares of Pfizer common
stock to Warner-Lambert stockholders in the Merger. The shares of Pfizer common stock to be issued to Warner-Lambert stockholders in the Merger will represent approximately 35% of the outstanding Pfizer common stock after the Merger. This information is based on the number of Pfizer and Warner-Lambert shares outstanding on November 12, 1999 and does not take into account stock options or other equity-based awards.

STOCKHOLDER VOTE REQUIRED TO APPROVE THE MERGER

     For Pfizer stockholders: Approval of the stock issuance proposal requires the affirmative vote of at least a majority of the votes cast by the holders of Pfizer common stock, provided that the total votes cast represent a majority of the outstanding shares of Pfizer common stock.

     For Warner-Lambert stockholders: Approval of the Merger requires the affirmative vote of at least a majority of the outstanding shares of Warner-Lambert common stock.

CONDITIONS TO THE COMPLETION OF THE MERGER

     The completion of the Merger depends upon a number of conditions, including the following:

        - approval by the Pfizer and Warner-Lambert stockholders;

        - expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("HSR Act") and receipt of material regulatory approvals;

        - absence of any law or court order prohibiting the Merger;

        - receipt of opinions of counsel to Pfizer and Warner-Lambert that the Merger will qualify as a tax-free reorganization;

        - material accuracy, as of closing, of the representations and warranties made by the other party; and

        - receipt of letters from independent public accountants of Pfizer and Warner-Lambert that no conditions exist that would preclude the Merger from being accounted for as a pooling-of-interests.

TERMINATION OF THE MERGER AGREEMENT

     (a) The Merger Agreement may be terminated by the mutual written consent of both Pfizer and Warner-Lambert;

     (b) Either Pfizer or Warner-Lambert can terminate the Merger Agreement if any of the following occurs:

        - the Merger has not been completed by May 15, 2000, unless the failure to complete the Merger is a result of either Pfizer's or Warner-Lambert's failure to fulfill any material obligations under the Merger Agreement;

        - there is a permanent legal prohibition to closing the Merger;

        - Pfizer or Warner-Lambert stockholders fail to give the necessary approval at a duly held meeting;

        - either Pfizer's or Warner-Lambert's Board fails to recommend the Merger or withdraws, modifies or qualifies in any adverse manner, its approval or recommendation of the Merger, or recommends a superior offer, or

        - Pfizer or Warner-Lambert has materially breached its obligations or covenants under the Merger Agreement.

BOARD OF DIRECTORS OF PFIZER AFTER THE MERGER

     Following the Merger, the Board of Directors of Pfizer will have [ ] members, including all of the current Pfizer directors and [ ] directors designated by Warner-Lambert.

REGULATORY APPROVALS

     Completion of the Merger will not occur until after receipt of certain regulatory approvals required for the transaction. The HSR Act, as amended, provides that certain required materials and information must be furnished to and reviewed by the Antitrust Division of the Justice Department or the Federal Trade Commission. Pfizer may find that other regulatory approvals are required after it has an opportunity to conduct further due diligence investigations with respect to Warner-Lambert operations. None of these regulatory approvals have been requested at this time. See "The Merger Transaction -- Regulatory Matters Relating to the Merger."

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     A Warner-Lambert stockholder's receipt of Pfizer common stock in the Merger generally will be tax-free for United States federal income tax purposes, except for taxes which may result from the receipt of cash instead of any fractional share of Pfizer common stock.

COMPARATIVE PER SHARE MARKET PRICE INFORMATION

     Both Pfizer and Warner-Lambert common stock are listed on the New York Stock Exchange. On November 3, 1999, the last full trading day before Pfizer publicly announced its proposal to Warner-Lambert, Pfizer common stock closed at $38.562 and Warner-Lambert common stock closed at $83.812. On November 12, 1999, the last full trading day before the filing of this Joint Proxy Statement/Prospectus, Pfizer common stock closed at $35.125 and Warner-Lambert common stock closed at $93.625.

LISTING OF PFIZER COMMON STOCK

     The shares of Pfizer common stock to be issued in the Merger will be listed on the New York Stock Exchange under the ticker symbol "PFE."

APPRAISAL RIGHTS

     The holders of Pfizer and Warner-Lambert common stock do not have any dissenters' appraisal rights under Delaware law in connection with the Merger.

INTERESTS OF OFFICERS AND DIRECTORS IN THE MERGER

     [To come.]

ACCOUNTING TREATMENT

     Pfizer and Warner-Lambert expect the Merger to qualify as a pooling-of-interests for accounting and financial reporting purposes, which means that Pfizer and Warner-Lambert will be treated as if they had always been combined for accounting and financial reporting purposes.

AS OF THE DATE OF FILING OF THIS JOINT PROXY STATEMENT/ PROSPECTUS, NO MERGER AGREEMENT HAS BEEN EXECUTED BETWEEN PFIZER AND WARNER-LAMBERT. THE FOLLOWING DESCRIPTION DESCRIBES PROVISIONS IN PFIZER'S MERGER PROPOSAL TO WARNER-LAMBERT THAT WOULD OCCUR IF AND ONLY IF THE TRANSACTION PROPOSED BY PFIZER TO WARNER-LAMBERT ON NOVEMBER 4, 1999 WERE ACCEPTED IN ITS CURRENT FORM AND PFIZER AND WARNER-LAMBERT ENTER INTO A CUSTOMARY MERGER AGREEMENT.

                      SEE CAUTIONARY NOTICE ON COVER PAGE

                             THE MERGER TRANSACTION

GENERAL

     Pfizer's Board of Directors (the "Pfizer Board") is using this Joint Proxy Statement/ Prospectus to solicit proxies from the holders of Pfizer common stock for use at the Pfizer meeting. Warner-Lambert's Board of Directors (the "Warner-Lambert Board") is also using this document to solicit proxies from the holders of Warner-Lambert common stock for use at the Warner-Lambert meeting.

PFIZER PROPOSAL

     At the Pfizer meeting, holders of Pfizer common stock will be asked to vote upon approval of the issuance of Pfizer common stock pursuant to the Merger Agreement to be entered into among Pfizer, Warner-Lambert and a wholly-owned Pfizer merger subsidiary. We sometimes refer to this proposal as the "Stock Issuance Proposal."

WARNER-LAMBERT PROPOSAL

     At the Warner-Lambert meeting, holders of Warner-Lambert common stock will be asked to vote upon approval and adoption of the Merger Agreement and the Merger. We sometimes refer to this proposal as the "Merger Proposal."

WARNER-LAMBERT AND AMERICAN HOME INFORMATION

     While Pfizer has included herein information concerning Warner-Lambert and American Home insofar as it is known or reasonably available to Pfizer, Warner-Lambert and American Home are not affiliated with Pfizer (other than through the Marketing Agreement described below) and neither Warner-Lambert nor American Home have permitted Pfizer access to their books and records. Therefore, information concerning Warner-Lambert or American Home that has not been made public is not available to Pfizer. Pfizer was not involved in the preparation of public information and statements made by, or about, Warner-Lambert or American Home, and is not in a position to verify any such information or statements and accepts no responsibility for the accuracy or completeness thereof.

RISK FACTORS

     In deciding whether to vote in favor of either the Stock Issuance Proposal or the Merger Proposal, you should read carefully this Joint Proxy Statement/Prospectus and the documents to which we refer you. You should also carefully consider the following factors:

     BENEFITS OF THE COMBINATION MAY NOT BE REALIZED

          If we complete the Merger, we will integrate two companies that have previously operated independently. We may not be able to integrate the operations of Pfizer and Warner-Lambert without encountering difficulties. The diversion of the attention of management to the integration effort along with any difficulties encountered in combining operations could adversely affect the combined company's businesses. We expect to realize at least $1.2 billion in annual cost savings and efficiencies from the combination by the end of 2002. However, we cannot be sure that we will be able to achieve these cost savings and efficiencies in the amounts expected or as quickly as we now expect. Actual cost savings may be higher or lower than we currently expect, and may take a longer or shorter time to achieve than we currently expect. Our estimates concerning the amount and timing of cost savings have been developed by our management and reflect our best judgment based on publicly-available information about Warner-Lambert.

          More generally, our views about the expected benefits of our proposed combination are based on publicly-available information about Warner-Lambert. Warner-Lambert may have other information, unavailable to us, that would significantly affect our estimates or views.

       FIXED EXCHANGE RATIO OF OUR OFFER COULD WORK TO YOUR DISADVANTAGE

          Upon consummation of the Merger, each share of Warner-Lambert common stock will be converted into the right to receive 2.5 shares of Pfizer common stock. The value of Pfizer common stock and/or Warner-Lambert common stock on the closing date of the Merger may vary significantly from the price as of the date of execution of the Merger Agreement, the date hereof or the date on which stockholders vote on the Merger, due to, among other factors:

          - market perception of the cost savings and efficiencies expected to be achieved by the Merger,

          - changes in the business, operations or prospects of Pfizer or Warner-Lambert,

          - market assessments of the likelihood that the Merger will be consummated and the timing, and

          - general market and economic conditions.

          Because the exchange ratio will not be adjusted, the relative value of the Pfizer common stock issued in the Merger may be lower than the relative market value of such shares at the time the Merger is approved by Warner-Lambert stockholders.

BACKGROUND OF THE MERGER

     In 1996, Pfizer and Warner-Lambert entered into a series of agreements (collectively, the "Marketing Agreement") to co-promote and co-market worldwide the cholesterol-lowering drug known as Lipitor, which was developed by Warner-Lambert. Under the terms of the Marketing Agreement, Pfizer was granted the right to promote and market Lipitor exclusively in certain foreign countries and in partnership with Warner-Lambert in the United States and certain other foreign countries in exchange for one-time payments and other considerations. In countries where Pfizer and Warner-Lambert co-promote and co-market Lipitor, Pfizer receives a percentage of sales and shares in the promotional and marketing costs. The combined marketing effort with respect to Lipitor has been extremely successful as worldwide sales for this drug are anticipated to be approximately $3.5 billion in 1999, a 60% increase over 1998 sales. Prior to entering into the Marketing Agreement, Pfizer and Warner-Lambert entered into a confidentiality agreement with a standstill provision, which, among other things, prohibited Pfizer from making a merger proposal to Warner-Lambert without first receiving permission from Warner-Lambert or until a third-party made such a proposal.

     In the latter part of October 1999, Pfizer became aware of rumors concerning a possible business combination involving Warner-Lambert and an unknown entity. Given Pfizer's existing strategic relationship with Warner-Lambert, and Pfizer's interest in expanding its relationship with Warner-Lambert, Pfizer attempted to inquire into these rumors. On October 25, 1999, William C. Steere, Jr., Chairman of the Board and Chief Executive Officer of Pfizer, sent the following letter to Lodewijk de Vink, Chairman of the Board and Chief Executive Officer of Warner-Lambert:

     October 25, 1999

     Mr. Lodewijk de Vink
     Chairman and CEO
     Warner-Lambert Co.
     201 Tabor Road
     Morris Plains, NJ 07950

     Dear Lodewijk:
     As I am sure you are aware, there are "rumors on the street" that a significant company, or companies, in our industry are considering a business combination with your Company. As we have come to know the quality of products, management and operations of Warner-Lambert over the last several years, we expect you will attract substantial acquisition interest over time. The need for more resources and to share science and technology is more apparent every day and is evidenced by continued industry consolidation. Our strategic relationship with you since 1996 is a good example of the advantages obtainable through consolidation of our strengths, and has convinced us of the value of exploring a business combination between our Companies.

     As you know, our respective Companies entered into a Confidentiality Agreement as of March 4, 1996 with respect to the joint development and marketing of Lipitor. That Confidentiality Agreement contains a "standstill" provision. If you have any interest in exploring a business combination, we believe a transaction between our companies makes the most business sense, and we should collectively consider expanding the relationship between our companies beyond the initiative we recently both announced. We would like to explore with you the merits of our interest and ideas. We believe that such a business combination would provide substantial value both in the short and long run to our shareholders, employees, customers and other constituents that you serve. Because of our strategic relationship with your Company, we represent the best opportunity to establish a combined business that will provide your shareholders the highest possible value. The concept that we have in mind would yield to them, on a tax-free basis, an investment in a larger and stronger Company with more liquidity and combined growth potential that would substantially enhance profitability. Our opportunities for your employees and management would also be enhanced and the risk of an undesirable suitor would be effectively eliminated. We believe strongly that the combination of our Companies would provide the opportunity for the best possible transaction in what could be the strongest, most creative pharmaceutical company in the world.

        Our continuing business relationship with Warner-Lambert is very important to us and we certainly would not take any action that could jeopardize that relationship. Also, of course, the March 4th Confidentiality Agreement requires us to seek your permission to make a proposal along the lines we have in mind. Recognizing the significant advantages to our respective shareholders, we would encourage you to grant that permission so that you and your Board can review for yourselves the value we place on our historical relationship with your Company, on your talented management and employee pool, and on the positive effects that a business combination between our Companies could have.

        We would be delighted to meet with you to discuss our thoughts at your convenience.

          Sincerely,

          /s/ William C. Steere, Jr.

     Pfizer did not receive a response to Mr. Steere's October 25, 1999 letter until October 27, 1999, when Mr. de Vink called Mr. Steere and expressed his concern over the October 25, 1999 letter, and his belief that the letter violated the spirit of the standstill provision. Mr. Steere again sought permission to make a proposal and requested Pfizer's release from the standstill provision in light of the market rumors involving a potential merger between Warner-Lambert and American Home. A meeting between Messrs. Steere and de Vink was scheduled for later that day at Pfizer's offices in New York. At the meeting, Mr. de Vink discussed the October 25, 1999 letter, and in particular, expressed concern about Pfizer's much greater size and indicated he would be interested only in pursuing a merger involving a company of equal size to Warner-Lambert. Mr. Steere, as he had done in the October 25, 1999 letter, emphasized the advantages of a combination between Warner-Lambert and Pfizer. Mr. de Vink then questioned Mr. Steere about the role that would be played by Warner-Lambert's current management in a combined entity with Pfizer. Mr. Steere responded that such topic would be a subject for future discussion. Mr. de Vink indicated that he would be leaving for Europe and that they could discuss matters further on his return.

     The following day, October 28, 1999, Mr. de Vink called Mr. Steere and indicated that he was not interested in any transaction involving Pfizer because Pfizer was too large, and that if Warner-Lambert combined with any company it would have to be one of equal size.

     On Tuesday, November 2, 1999, Dr. Anthony H. Wild, the President of Warner-Lambert's pharmaceutical sector, met with Dr. Henry A. McKinnell, Pfizer's President and Chief Operating Officer. During the meeting, Dr. Wild and Dr. McKinnell agreed that the two companies were successfully working together with their existing successful marketing agreement involving Lipitor and that each company wished to expand the strategic relationship into other areas. Dr. McKinnell asked Dr. Wild about the rumors concerning a possible merger involving Warner-Lambert and another pharmaceutical industry competitor, and was told by Dr. Wild that there was nothing imminent, and that an announcement, if any, would not occur for several months, and would probably not occur until next year, if at all.

     On Wednesday, November 3, 1999, two Pfizer directors, M. Anthony Burns and Dana G. Mead, approached two Warner-Lambert directors, William R. Howell and Robert N. Burt. Mr. Mead approached Mr. Burt at a business function that both were attending and expressed an interest in talking "director to director." Mr. Mead asked Mr. Burt if he was aware of Pfizer's interest in a merger with Warner-Lambert. Mr. Burt indicated that he had not been informed that Pfizer was interested in pursuing a merger with Warner-Lambert. Mr. Burt also indicated that Pfizer would not be able to do a deal with Warner-Lambert because of a "pooling" issue. Also on November 3, Mr. Burns telephoned Mr. Howell to discuss Pfizer's interest in a merger with Warner-Lambert. In response, Mr. Howell indicated that the Warner-Lambert directors supported Mr. de Vink. We understand that Mr. Burt reported his conversation with Mr. Mead at the Warner-Lambert Board meeting held that evening.

     Following an article in that day's Wall Street Journal that reported that Warner-Lambert was about to enter into a so-called "merger of equals" with American Home, Mr. Steere again wrote to Mr. de Vink. A copy of that letter follows:

     November 3, 1999

     Mr. Lodewijk de Vink
     Chairman and CEO
     Warner-Lambert Co.
     201 Tabor Road
     Morris Plains, NJ 07950

     Dear Lodewijk:

     I was extremely surprised and disappointed to read in this morning's Wall Street Journal that WL is about to enter into a business combination with AHP in a so called "merger of equals" and without any premium to the shareholders of WL. This is especially the case in light of my recent letter to you and our meeting of October 27, in which I made clear Pfizer's willingness to provide a vastly superior proposal to WL and its shareholders. We are still anxious to have you and your Board's support for our making an offer.

     Having read the article on your pending merger with AHP, a company not only substantially smaller than we are, but certainly not positioned in the key pharmaceutical industry as we are, I feel compelled to use this opportunity to reiterate what I believe are the advantages of a transaction with us. They include:

        - The best possible price for your Shareholders

        - Substantial increase in market depth and liquidity

        - The greatest synergies for the combined companies

        - Complementary technology and science

        - Worldwide marketing exposure for your products, especially your number 1 product, Lipitor, which is achieving its excellent market acceptance in large part as a result of our world class marketing and sales organizations working in conjunction with yours

        - Substantial expansion of opportunities for management and key employees

        - Long term value for all our Shareholders

        - Substantial new R&D, marketing, manufacturing and capital resources for WL important projects

        - Strengthening your participation in future industry growth and consolidation -- we would be putting together the two fastest growing companies in the industry

     Because of our strategic relationship with your Company, we represent the best opportunity to establish a combined business that will provide your shareholders the highest possible value. We would like to discuss with you the merits of our interest and ideas. We believe that a business combination between our two companies would provide substantial value both in the short and long term to your shareholders, employees, customers and other constituents that you serve. The concept that we have in mind would yield to them, on a tax-free basis, an investment in a larger and stronger Company with more liquidity and combined growth potential that would substantially enhance profitability. Our opportunities for your employees and management would also be enhanced. We believe strongly that the combination of our Companies would provide the opportunity for the best possible transaction with an attractive premium for your shareholders in what could be the strongest, most creative pharmaceutical company in the world.

     We would be delighted to meet with you to discuss our thoughts. We would urge that such a meeting take place at your earliest convenience.

     Sincerely,

     /s/ William C. Steere, Jr.

     Upon the announcement on November 4, 1999, of the merger agreement between American Home and Warner-Lambert, Pfizer was released from the standstill provision. Mr. Steere immediately sent the following letter to Mr. de Vink setting forth a proposed Merger between Pfizer and Warner-Lambert and encouraging Warner-Lambert to immediately consider the proposal:

     November 4, 1999

     Mr. Lodewijk de Vink
     Chairman and CEO
     Warner-Lambert Co.
     201 Tabor Road
     Morris Plains, NJ 07950

     Dear Lodewijk:

     As you know from our previous communications, my Board of Directors and I believe firmly that Pfizer and Warner-Lambert Co., the two fastest-growing companies in the industry, would represent a compelling combination and excellent strategic fit, creating superior value for all our shareholders. We have not made a definitive proposal prior to this time as a result of the "standstill" provision in the confidentiality agreement we entered into on March 4, 1996. Because of your announcement today relating to the agreement with American Home Products and the resulting release from the standstill, we are pleased to make the following proposal.

     I want to reiterate that I have repeatedly tried over the past few weeks to discuss with you the merits of a combination between Pfizer and Warner-Lambert. Unfortunately, our efforts have been rejected -- a response that is particularly disappointing given the substantial success represented by our partnership in developing and marketing Lipitor, which both our companies have publicly acknowledged. My letters dated November 3 and October 25 -- as well as our conversation on October 27 -- clearly demonstrated our desire to make the best possible proposal for your company and its shareholders within the "standstill" framework we had agreed to.

     Since the standstill agreement is no longer operative, we are now prepared to offer a tax-free merger in which your shareholders would receive 2 1/2 shares of Pfizer common stock for each outstanding share of common stock of Warner-Lambert. Customary and appropriate provisions will be made for outstanding options and warrants. Based on yesterday's closing market price, this offer represents a $96.40 per share purchase price for each Warner-Lambert share, a premium of 30% over the last month's average closing price of your shares. This $82.4 billion offer represents a very substantial premium over the proposed AHP transaction as well. In addition, our proposal envisions combining the Boards of both companies. Our offer is conditioned solely on the elimination of the egregious $2 billion "break-up fee" and the improper issuance of the stock option which would prevent us (but not AHP) from utilizing a pooling of interest accounting for this transaction as well as entering into the appropriate documentation.

     The Pfizer Board has approved a transaction on the terms set forth above and we are prepared to move expeditiously to definitive agreements.

     A transaction with us offers distinct advantages to Warner-Lambert and its shareholders. Specific strengths of this combination include:

        - The 30% premium for your shareholders over the average closing price of your shares for the last month

        - Enhanced, truly global scale -- including $4 billion in combined R&D and $28 billion in combined revenues

        - Complementary and broadly-diversified therapeutic pipelines

        - The opportunity to achieve at least $1.2 billion in cost savings and efficiencies

        - Complementary operations on which to build growth -- including Warner-Lambert's strong OTC platform and Pfizer's powerful global marketing and sales infrastructure

        - Opportunities to expand on our current highly successful relationship

        - Greater growth opportunities for management and key employees

     Given the demands of today's competitive environment, I hope that Warner-Lambert would settle for nothing less than a combination with the best possible peer: Pfizer.

     Given what we could accomplish together for all our most important constituencies, we remain surprised that you have not shown more interest in joining forces. Nevertheless, we stand ready to meet at any time to discuss any -- or all -- aspects of our proposed transaction.

     On behalf of your shareholders, employees and all of your constituencies, we urge you and Warner-Lambert's Board of Directors to recognize the immediate and long-term superior value of this transaction.

     Sincerely,

     /s/ William C. Steere, Jr.
     Chairman & CEO

     cc: Warner-Lambert Board of Directors

     In addition, on November 4, 1999, Pfizer announced that it had commenced a legal action in the Delaware Court of Chancery against Warner-Lambert, Warner-Lambert's directors and American Home seeking to enjoin the approximately $2.0 billion termination fee and the stock option granted by Warner-Lambert to American Home to acquire 14.9% of Warner-Lambert's common stock as part of their merger agreement. The lawsuit charges that the termination fee and stock option are illegal and invalid, that Warner-Lambert's directors breached their fiduciary duties to their stockholders by entering into the merger agreement with American Home without informing themselves of the proposal Pfizer was prepared to make and by approving the termination fee and stock option. The legal action also alleges that American Home aided and abetted that breach of fiduciary duty.

     On November 5, 1999, in published press reports, Warner-Lambert explicitly rejected Pfizer's proposal and reaffirmed its commitment to its announced business combination with American Home.

     On November 9, 1999, Mr. de Vink sent a letter to the Pfizer Board in which he expressed Warner-Lambert's disappointment at what he perceived to be Pfizer's efforts to take over Warner-Lambert as well as Pfizer's lawsuit against Warner-Lambert. In the letter, he stated Warner-Lambert's belief that the litigation was not in the best interest of either company's stockholders, especially in light of their co-promotion of Lipitor, and was causing uncertainty in the financial markets. Mr. de Vink stated that Warner-Lambert was very comfortable with the conduct of its directors and was prepared to respond to Pfizer in the courts. Further, the letter stated that Warner-Lambert remained committed to the American Home transaction and wanted to resolve the legal issues quickly. Mr. de Vink concluded by asking Pfizer to commit to moving the proceeding along as promptly as possible.

     On November 12, 1999, Mr. Steere sent the following letter, in response to Mr. de Vink's November 9th letter, to Mr. de Vink and the Warner-Lambert Board:

     November 12, 1999

     Mr. Lodewijk de Vink
     Chairman and CEO
     Warner-Lambert Co.
     201 Tabor Road
     Morris Plains, NJ 07950

     Dear Lodewijk:

     The management and employees of our respective companies have worked well together on many collaborative projects. In particular, our Lipitor partnership is a model for our industry, and we are in full agreement with the sentiments expressed in your letter of November 9 that it is "a very important venture for both of us."

     However, the fact that you and your Board refused to give Pfizer the opportunity to make a superior proposal to a merger you were negotiating with American Home Products was, and continues to be, very troubling. It is the view of Pfizer's Board of Directors and our management team that a strategic combination of our two companies, unequivocally the two fastest growing companies in our industry, is a unique opportunity for your shareholders and merits careful consideration by your company and your shareholders.

     We are committed to completing a merger with Warner-Lambert, and we continue to believe that it can, and should, be done in the spirit of our partnership. To that end, we are prepared to negotiate a merger agreement in substantially the form you entered into with AHP.

     The economic terms of our proposed agreement are superior to the American Home Products agreement.

     We also will eliminate the coercive provisions of the AHP agreement, and, of course, we will have no mass tort litigation contingency as in the American Home Products merger agreement.

     Our Agreement would:

        - Provide a premium to your shareholders compared to the American Home transaction;

        - Provide for no breakup fee;

        - Provide for no "poison pooling stock option;"

        - Permit you to redeem your Poison Pill in the best interest of your shareholders; and

        - Will not contain an unreasonably long lock-up period.

     I am always available to discuss this transaction with you.

     Sincerely,

     /s/ William C. Steere, Jr.
     Chairman & CEO

     cc: Warner-Lambert Board of Directors

As of this time, Pfizer has not received any response to its November 12th letter.

WHY THE WARNER-LAMBERT STOCKHOLDERS SHOULD CHOOSE PFIZER

     The current Warner-Lambert Board has approved a merger agreement with American Home which provides less current value to the Warner-Lambert stockholders than the Pfizer merger proposal and which Pfizer believes is not in the best long-term interest of the Warner-Lambert stockholders. Pfizer's offer
is      % higher than the American Home offer as of the close of trading on
November   , 1999, and in the opinion of the Pfizer Board, a combination of
Pfizer and Warner-Lambert is more favorable to the Warner-Lambert stockholders in the future based on the financial, operational, R&D and marketing resources of Pfizer compared to American Home. Pfizer has a market capitalization that is 80% greater than American Home and Pfizer's three-year average revenue growth rate for continuing operations is 289% greater than American Home's. The Pfizer Board also believes that American Home's recent proposed settlement of the class action litigation caused by its diet drug known as "fen-phen", for which American Home took a pre-tax charge of $4.75 billion in the third quarter of 1999, may be a significant drain on American Home's financial resources. Also, Pfizer's credit rating is one of the strongest in the industry and is superior to that of American Home. Finally, Pfizer's international marketing strength is superior in the view of most industry analysts to that of American Home and will greatly enhance Warner-Lambert's foreign sales efforts. In short, Pfizer believes there is no doubt that its proposed Merger with Warner-Lambert provides the Warner-Lambert stockholders with substantially greater value than the proposed merger between American Home and Warner-Lambert.

OUR REASONS FOR THE MERGER; RECOMMENDATIONS OF OUR BOARDS OF DIRECTORS

PFIZER

     The Pfizer Board has authorized proceeding with the proposed Merger and believe it is in the best interest of Pfizer and its stockholders. The Pfizer Board expects to receive an opinion from its financial advisors, Lazard Freres & Co., LLC and Merrill Lynch & Co., that the exchange ratio in the proposed Merger is fair, from a financial point of view, to Pfizer.

     Pfizer has proposed a merger between Pfizer and Warner-Lambert in which the Warner-Lambert stockholders would receive 2.5 shares of Pfizer common stock for each share of Warner-Lambert common stock that you own. As of the close of trading on the New York Stock Exchange on November 12, 1999 the Merger is valued at $75,055,414,368.75 or $87.8125 per share. A business combination between Pfizer and Warner-Lambert would create the largest, fastest-growing, pharmaceutical company in the world, and, the Pfizer Board believes, will provide the greatest possible value to Warner-Lambert stockholders in both the short and the long term. The combined company would have revenues of approximately $28 billion, an annual research and development ("R&D") budget of approximately $4 billion and would expect it to achieve at least $1.2 billion in annual cost savings and efficiencies, with future leveraging of the combined infrastructure, by 2002. A partnership between Pfizer and Warner-Lambert would also have complementary operations on which to build growth, including Warner-Lambert's strong over-the-counter platform and Pfizer's extensive marketing and sales infrastructure.

     The current Warner-Lambert Board could have reviewed our proposal at the same time they were reviewing the American Home transaction. At least a week before the Warner-Lambert Board approved the merger with American Home, Pfizer had made it very clear to Mr. de Vink that Pfizer was prepared to propose a business combination between Pfizer and Warner-Lambert that would provide Warner-Lambert's stockholders with superior value. The current Warner-Lambert Board refused to even grant Pfizer permission to make a proposal and proceeded to approve the merger agreement with American Home in which, among other things, American Home is entitled to a termination fee of approximately $2.0 billion and a 14.9% stock option which is designed to preclude pooling-of-interest accounting for any other potential acquiror of Warner-Lambert other than American Home.

     The Pfizer lawsuit against the current Warner-Lambert Board is designed to eliminate certain provisions in the merger agreement with American Home that the Pfizer Board believes are designed to preclude any proposal other than the American Home proposal and which prevent the Warner-Lambert stockholders from considering the best transaction.

     In reaching its determination to approve the proposed Merger Agreement and recommend approval of the Stock Issuance Proposal to Pfizer's stockholders, the Pfizer Board will consider and weigh the information presented to it by Pfizer's management, as well as Pfizer's professional advisors, and weigh the positive and countervailing factors associated with the transaction. The factors considered and to be considered by the Pfizer Board include without limitation:

     - The Financial, Marketing and R&D Strength of the Combined
       Company. Pfizer and Warner-Lambert are the two fastest growing major pharmaceutical companies in the world. The combined company would have consolidated annual pharmaceutical revenues of approximately $28 billion in 1999, with annual sales of more than $1 billion for seven individual products. In addition a combined Pfizer/Warner-Lambert would have 15 products with sales in excess of $500 million for 1999, 12 of which would have annual growth of 10% of more, more than double its closest industry competitor.

       Most of the major products of both Pfizer and Warner-Lambert will continue to have patent protection well into the next decade. The earnings per-share growth of both Pfizer and Warner-Lambert are at the top of the major pharmaceutical companies. Pfizer's and Warner-Lambert's selling, information and administrative expense ratio is among the highest for major pharmaceutical companies and provides the opportunity to support the combined growth of products from both the Pfizer and Warner-Lambert pipelines of new products, as well as organic and geographic growth of present products, with little additional investment.

    With a combined marketing and manufacturing platform second-to-none in the industry, the combined Pfizer/Warner-Lambert is poised for substantial future growth. The combined R&D resources of the two companies would sustain the combined company as a formidable industry leader into the foreseeable future with a current R&D budget of approximately $4 billion. Pfizer's own strong pipeline of near term products and early research candidates along with an array of potential products from Warner-Lambert will, in the opinion of Pfizer's management, continue the combined company as the industry leader in new and innovative products. Warner-Lambert has a leading position in the over-the-counter ("OTC") drug business with substantial experience in converting prescription products to over-the-counter. Pfizer's and Warner-Lambert's OTC businesses are complementary and will be a superior platform for converting prescription products to over-the-counter for the combined company.

     The financial performance of the combined company would clearly reflect its industry leadership position with anticipated results on a pro forma basis giving full effect to the anticipated synergies as set forth below:

                                                              WARNER-
                                                 PFIZER       LAMBERT        COMBINED
                                                 ------    --------------    --------
Return on Equity...............................     35%         40%            43%
Return on Assets...............................     24%         25%            29%
EPS Growth (1999-2002).........................     20%         19%            24%

     - Opportunities for Cost Savings and Efficiencies. The Pfizer Board will consider that Pfizer, together with Warner-Lambert, is expected to increase its profitability through cost savings and operating efficiencies resulting from the elimination of certain redundant facilities and functions which would exist in the combined company in the United States, as well as in multiple organizations in over thirty foreign countries; systems that can be integrated into Pfizer's centralized systems, as well as merging R&D infrastructure. Pfizer's management advised the Pfizer Board that a review of Warner-Lambert's current cost structure available from public information indicated that the amount of such cost savings and efficiencies to the combined company is estimated to be at least $1.2 billion annually by 2002. Pfizer estimates that savings from cost of goods sold will be realized by, among other things, consolidation of over 100 manufacturing facilities. Savings from sales, general and administrative expenses are expected to be realized by the combination of two worldwide headquarters and multiple organizations in over 30 countries. After the Merger, Pfizer will have a combined R&D budget of $4 billion per year, the largest budget in the industry. In addition to the competitive advantage gained by the size of the R&D budget, the combination of the R&D programs will permit the combined company to leverage the best science, research and procedures of each program. Pfizer's R&D expenditures have been growing by an average 21.2% per year over the last 3 years.

     - Complementary Nature of Businesses and Culture. The Pfizer Board will consider the complementary nature of Warner-Lambert's operations and management culture with that of Pfizer. The Pfizer Board will also consider the strategic business combination of two leading pharmaceutical companies and focus on Warner-Lambert's complementary pipeline of research products, significant over-the-counter business, research and development profile and market presence in all of the world's major markets.

     - Structure of the Merger; Terms of the Merger Agreement. The Pfizer Board will consider the terms of the proposed Merger and its legal and tax implications. The

       Pfizer Board also will consider that the Merger is expected to be accounted for as a pooling-of-interests transaction and that the Merger generally is not expected to result in federal income taxes. The Pfizer Board also will consider the fact that the exchange ratio is a fixed number and will not be adjusted in the event that there are any increases or decreases in the price of either Pfizer's common stock or Warner-Lambert common stock.

     - Opinions of Financial Advisors.  The Pfizer Board will consider the
       presentation of                and                on November   , 1999,
       and the written opinion delivered by                as of November   ,
       1999 that as of such date, the exchange ratio was fair, from a financial point of view, to Pfizer. See "Opinions of Financial Advisors." A copy of
                      's written opinion, which sets forth the assumptions made, matters considered and limitations on the review undertaken, will be attached as an exhibit to this Joint Proxy Statement/Prospectus and is incorporated herein by reference.

     The foregoing discussion of the information and factors to be considered by the Pfizer Board includes all material factors. In reaching the determination to approve the proposed Merger Agreement and recommend approval of the Stock Issuance Proposal, the Pfizer Board is expected to conclude that the potential benefits of the Merger outweigh the potential risks, but not to assign any relative or specific weights to the foregoing factors, and individual directors may give differing weights to the different factors. The Pfizer Board will not attempt to analyze the fairness of the exchange ratio in isolation from the considerations as to the businesses of Pfizer and Warner-Lambert, the strategic merits of the proposed Merger or the other considerations referred to above. The Pfizer Board is expected to take into account, and place reliance upon, the
analyses performed by, and the opinion to be rendered by,                and
               as to the fairness, from a financial point of view, of the exchange ratio to Pfizer.

     IT IS EXPECTED THAT THE PFIZER BOARD WILL APPROVE THE PROPOSED MERGER AND THE TRANSACTION CONTEMPLATED THEREBY AND BELIEVES THAT THE TERMS OF THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, PFIZER AND ITS STOCKHOLDERS. THE PFIZER BOARD RECOMMENDS A VOTE FOR APPROVAL OF THE STOCK ISSUANCE PROPOSAL.

WARNER-LAMBERT

     [TO COME.]

ACCOUNTING TREATMENT

     The Merger is intended to qualify as a pooling-of-interests. The pooling-of-interests method of accounting assumes that the combining companies had been merged from inception, and the historical financial statements for periods prior to consummation of the Merger are restated as though the companies had been combined from inception as required under United States Generally Accepted Accounting Principles. It is a condition to the Merger that: (i) Pfizer shall have received a letter from KPMG LLP, New York, New York, independent accountants for Pfizer, dated as of the date on which the transactions contemplated by the Merger Agreement are consummated, regarding their concurrence with Pfizer management's conclusion that no condition exists that would preclude Pfizer's accounting for the Merger as a pooling-of-interests if the Merger is closed and consummated in accordance with the Merger Agreement; and (ii) Warner-Lambert shall have received a letter from PricewaterhouseCoopers LLP, Florham Park, New Jersey, independent accountants for Warner-Lambert, dated as of the date on which the transactions contemplated by the Merger Agreement are consummated regarding their concurrence with Warner-Lambert's management that no condition exists that would preclude Warner-Lambert's accounting for the Merger as a pooling-of-interests, if the Merger is consummated in accordance with the Merger Agreement.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The following discussion summarizes the opinions that would be delivered at the closing of the Merger, of counsel to Pfizer and Warner-Lambert as to the material United States federal income tax consequences of the Merger. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury regulations, administrative interpretations and court decisions as in effect as of the date of this Joint Proxy Statement/Prospectus, all of which are subject to change, possibly with retroactive effect.

     This discussion does not address all aspects of federal income taxation that may be relevant to a stockholder of Warner-Lambert in light of that stockholder's particular circumstances or to a stockholder subject to special rules, such as:

     - a stockholder that is not a citizen or resident of the United States,

     - a financial institution or insurance company,

     - a tax-exempt organization,

     - a dealer or broker in securities,

     - a stockholder that holds its Warner-Lambert common stock as part of a hedge, appreciated financial position, straddle or conversion transaction, or

     - a stockholder that acquired its Warner-Lambert common stock pursuant to the exercise of options or otherwise as compensation.

     As a condition to the obligations of Pfizer and Warner-Lambert to complete the Merger, each shall receive an opinion from its counsel, dated as of the closing date of the Merger, that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that each of Pfizer, Warner-Lambert and the Pfizer merger subsidiary will be a party to the reorganization within the meaning of Section 368(b) of the Code. Pfizer does not currently intend to waive these conditions.

     In rendering these opinions, counsel will rely on representations and covenants made by Pfizer, Warner-Lambert and/or others, including those contained in certificates of officers of Pfizer and Warner-Lambert, as the case may be. These opinions will also rely on assumptions, including assumptions regarding the absence of changes in existing facts and the completion of the Merger, as the case may be, in the manner contemplated by the Merger Agreement. If any of those representations, covenants or assumptions are inaccurate, counsel may not be able to render the required opinions and/or the tax consequences of the Merger could differ from those discussed here. Opinions of counsel neither bind the IRS nor preclude the IRS from adopting a contrary position. Pfizer does not intend to obtain a ruling from the IRS on the tax consequences of the Merger.

     For federal income tax purposes:

     - A holder of Warner-Lambert common stock will not recognize any gain or loss upon its exchange of its shares of Warner-Lambert common stock for shares of Pfizer common stock in the Merger, except with respect to cash received instead of a fractional share of Pfizer common stock.

     - To the extent that a holder of Warner-Lambert common stock receives cash instead of a fractional share of Pfizer common stock, the holder will be required to recognize gain or loss, measured by the difference between the amount of cash received and the portion of the tax basis of that holder's shares of Warner-Lambert common stock allocable to that fractional share of Pfizer common stock. This gain or loss will be capital gain or loss and will be long-term capital gain or loss if the share of Warner-Lambert common stock exchanged for the fractional share of Pfizer common stock was held for more than one year at the effective time of the Merger.

     - A holder of Warner-Lambert common stock will have a tax basis in the Pfizer common stock received in the Merger equal to (1) the tax basis of the Warner-Lambert common stock surrendered by that holder in the Merger, less (2) any tax basis of the Warner-Lambert common stock surrendered that is allocable to a fractional share of Pfizer common stock for which cash is received.

     - The holding period for shares of Pfizer common stock received in exchange for shares of Warner-Lambert common stock in the Merger will include the holding period for the shares of Warner-Lambert common stock surrendered in the Merger.

     This discussion of material federal income tax consequences is intended to provide only a general summary of the proposed Merger, and is not a complete analysis or description of all potential federal income tax consequences of the Merger. This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. In addition, it does not address any non-income tax or any foreign, state or local tax consequences of the Merger. Accordingly, we urge each stockholder of Warner-Lambert to consult his or her tax advisor to determine the particular United States federal, state or local or foreign income or other tax consequences to that stockholder of the Merger.

REGULATORY MATTERS RELATING TO THE MERGER

ANTITRUST REVIEW

     Under the HSR Act and its associated rules, the Merger may not be consummated until notifications have been given and certain information and materials have been furnished to and reviewed by the Department of Justice ("DOJ") and the Federal Trade Commission ("FTC") and specified waiting period requirements have been satisfied. As of this date Pfizer has not taken any actions in connection with this requirement. In addition, at any time prior to or after the consummation of the Merger, the DOJ or the FTC could take such action under the federal antitrust laws as it deems necessary in the public interest, including seeking to enjoin the Merger or seeking conditions thereon. State antitrust authorities and private parties in certain circumstances may bring legal action under the antitrust laws seeking to enjoin the Merger or seeking conditions.

OTHER REGULATORY APPROVALS

     Other than approval by the European Commission, Pfizer is not presently aware of other regulatory approvals that would be required in connection with the Merger. However, once Pfizer has had an opportunity to conduct further discussions with Warner-Lambert, it is possible that it will learn of other approval requirements. There can be no assurance that those additionally required approvals, if any, will be obtained on a timely basis, or without condition.

APPRAISAL RIGHTS

     Holders of Pfizer common stock and Warner-Lambert common stock do not have dissenters' appraisal rights under Delaware law in connection with the Merger.

FEDERAL SECURITIES LAWS CONSEQUENCES; STOCK TRANSFER RESTRICTION AGREEMENTS

     This Joint Proxy Statement/Prospectus does not cover any resales of the Pfizer common stock to be received by the stockholders of Warner-Lambert upon completion of the Merger, and no person is authorized to make any use of this Joint Proxy Statement/ Prospectus in connection with any such resale.

     All shares of Pfizer common stock received by Warner-Lambert stockholders in the Merger will be freely transferable, except that shares of Pfizer common stock received by persons who are deemed to be "affiliates" of Warner-Lambert under the Securities Act of 1933, as amended, at the time of the Warner-Lambert meeting may be resold by them only in transactions permitted by Rule 145 under the 1933 Act or as otherwise permitted under the 1933 Act. Persons who may be deemed to be affiliates of Warner-Lambert for such purposes generally include individuals or entities that control, are controlled by or are under common control with Warner-Lambert, as the case may be, and include directors and executive officers of Warner-Lambert. The Merger Agreement requires that Warner-Lambert use all reasonable efforts to cause each of such affiliates to execute a written agreement to the effect that such persons will not offer, sell or otherwise dispose of any of the shares of Pfizer common stock issued to them in the Merger, as the case may be, in violation of the 1933 Act or the related SEC rules.

          COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

     Pfizer common stock and Warner-Lambert common stock are each listed on the New York Stock Exchange. Pfizer's and Warner-Lambert's ticker symbols are "PFE" and "WLA," respectively. The following table shows, for the calendar quarters indicated, based on published financial sources: (1) the high and low last-reported closing prices per share of Pfizer and Warner-Lambert common stock as reported on the New York Stock Exchange Composite Transaction Tape and (2) the cash dividends per share of Pfizer and Warner-Lambert common stock.

                                    PFIZER COMMON STOCK*          WARNER-LAMBERT COMMON STOCK**
                               -------------------------------    ------------------------------
                                 HIGH        LOW      DIVIDEND     HIGH        LOW      DIVIDEND
                               --------    -------    --------    -------    -------    --------
1997
  First Quarter..............  $ 16.500    $13.438     $0.056     $31.078    $23.172     $0.127
  Second Quarter.............  $ 20.521    $13.833     $0.056     $41.828    $27.875     $0.127
  Third Quarter..............  $ 21.583    $17.021     $0.056     $49.078    $41.438     $0.127
  Fourth Quarter.............  $ 26.667    $19.813     $0.056     $50.875    $36.172     $0.127
1998
  First Quarter..............  $ 32.500    $23.688     $0.063     $56.875    $39.375     $0.160
  Second Quarter.............  $ 40.583    $32.125     $0.063     $71.563    $55.000     $0.160
  Third Quarter..............  $ 40.208    $30.667     $0.063     $85.938    $64.750     $0.160
  Fourth Quarter.............  $ 42.979    $28.667     $0.063     $82.000    $60.125     $0.160
1999
  First Quarter..............  $ 48.167    $36.521     $0.073     $77.000    $63.500     $0.200
  Second Quarter.............  $ 50.042    $31.542     $0.073     $72.625    $61.000     $0.200
  Third Quarter..............  $ 40.688    $32.000     $0.080     $73.500    $60.813     $0.200
  Fourth Quarter (through
    November 12).............  $ 42.250    $34.063                $93.938    $66.500

-------------------------
 * Adjusted for a 3-for-1 stock split in June 1999.

** Adjusted for a 3-for-1 stock split in May 1998.

     On November 3, 1999, the last full trading day before Pfizer publicly announced its Merger proposal to Warner-Lambert, the last reported closing prices per share of Pfizer and Warner-Lambert stock were $38.562 and $83.812, respectively. On November 12, 1999, the most recent practicable date prior to the filing of this Joint Proxy Statement/ Prospectus, the last reported closing prices per share of Pfizer and Warner-Lambert stock were $35.125 and $93.625, respectively. Stockholders are urged to obtain current market quotations prior to making any decision with respect to the Merger.

     The Merger Agreement prohibits Pfizer and Warner-Lambert from changing their dividend policies before the Merger. The payment of dividends by the combined company after the Merger, however, will depend on business conditions, the combined company's financial condition and earnings, and other factors.

                         OPINIONS OF FINANCIAL ADVISORS

     To come.

                   INTERESTS OF CERTAIN PERSONS IN THE MERGER

     To come.

                      SEE CAUTIONARY NOTICE ON COVER PAGE

AS OF THE DATE OF FILING OF THIS JOINT PROXY STATEMENT/ PROSPECTUS NO MERGER AGREEMENT HAS BEEN EXECUTED BETWEEN PFIZER AND WARNER-LAMBERT. THE FOLLOWING DESCRIPTION DESCRIBES PROVISIONS IN PFIZER'S MERGER PROPOSAL TO WARNER-LAMBERT THAT WOULD OCCUR IF AND ONLY IF THE TRANSACTION PROPOSED BY PFIZER TO WARNER-LAMBERT ON NOVEMBER 4, 1999 WERE ACCEPTED IN ITS CURRENT FORM AND PFIZER AND WARNER-LAMBERT ENTER INTO A CUSTOMARY MERGER AGREEMENT.

                              THE MERGER AGREEMENT

     The following summary of the proposed Merger Agreement is qualified by reference to the complete text of the Merger Agreement, which is incorporated by reference and will be attached as Exhibit 2.1.

STRUCTURE OF THE MERGER

     Under the Pfizer Merger Agreement, a merger subsidiary of Pfizer will merge with and into Warner-Lambert so that Warner-Lambert becomes a wholly-owned subsidiary of Pfizer.

TIMING OF CLOSING

     The closing will occur on the first business day after the day on which the last of the conditions set forth in the Merger Agreement has been satisfied or waived (the "Effective Time").

MERGER CONSIDERATION

     The Merger Agreement provides that each share of Warner-Lambert common stock outstanding immediately prior to the Effective Time will, at the Effective Time, be converted into the right to receive 2.5 shares of Pfizer common stock. However, any shares of Warner-Lambert common stock held by Warner-Lambert as treasury stock or any subsidiary of Warner-Lambert or owned by Pfizer or any subsidiary of Pfizer will be canceled without any payment for those shares. Shares held in Warner-Lambert's employee pension and compensation plans will be deemed issued and outstanding and will not be treated as treasury stock for this purpose.

TREATMENT OF WARNER-LAMBERT STOCK OPTIONS

     Subject to the terms of the applicable stock option plan, at the Effective Time, each outstanding option, warrant and other right granted by Warner-Lambert to purchase shares of Warner-Lambert common stock will be converted into an option, warrant or other right to acquire Pfizer common stock having the same terms and conditions as the Warner-Lambert stock option, warrant or right had before the Effective Time. The number of shares that the new Pfizer option, warrant or right will be exercisable for and the exercise price of the new Pfizer option, warrant or right will reflect the exchange ratio in the Merger.

EXCHANGE OF SHARES

     Pfizer will appoint an exchange agent to handle the exchange of Warner-Lambert stock certificates in the Merger for Pfizer stock certificates and the payment of cash for fractional shares of Warner-Lambert common stock. Soon after the Effective Time, the exchange agent will send to each holder of Warner-Lambert common stock a letter of transmittal for use in the exchange and instructions explaining how to surrender Warner-Lambert stock certificates to the exchange agent. Holders of Warner-Lambert stock that surrender their certificates to the exchange agent, together with a properly completed letter of transmittal, will receive the appropriate merger consideration. Holders of unexchanged shares of Warner-Lambert common stock will not be entitled to receive any dividends or other distributions payable by Pfizer after the Effective Time until their certificates are surrendered.

     Pfizer will not issue any fractional shares in the Merger. Instead, as promptly as practicable following the Effective Time of the Merger, the exchange agent will sell the "Excess Shares" of Pfizer common stock at then prevailing prices on the New York Stock Exchange. "Excess Shares" means the number of shares of Pfizer common stock delivered by Pfizer to the exchange agent over the aggregate number of shares of Pfizer common stock to be distributed to Warner-Lambert stockholders. Pfizer will pay the exchange agent an amount sufficient for the exchange agent to pay each Warner-Lambert stockholder the amount such holder would have received if the sale of Pfizer common stock was made at a price equal to the closing price of the Pfizer common stock on the New York Stock Exchange on the date of the Effective Time. As soon as practicable after the determination of the amount of cash to be paid to Warner-Lambert stockholders with respect to any fractional share interests, holders of Warner-Lambert common stock will receive a cash payment equal to the value of their fractional shares.

PFIZER BOARD

     Following the Merger, the Board of Directors of Pfizer will have [ ] members, including all of the current Pfizer directors and [ ] directors designated by Warner-Lambert.

CERTAIN COVENANTS

     Each of Pfizer and Warner-Lambert will undertake certain covenants in the Merger Agreement. The following summarizes the more significant of these covenants.

     No Solicitation. Warner-Lambert and Pfizer will agree that they and their subsidiaries and their officers, directors, employees and advisers will not take action to solicit or encourage an offer for an alternative acquisition transaction involving Warner-Lambert or Pfizer of a nature defined in the Merger Agreement.

     Restricted actions include engaging in discussions or negotiations with any potential bidder, or furnishing information relating to either party or its subsidiaries to a potential bidder. These actions are permitted in response to an unsolicited offer so long as such unsolicited offer is made prior to the time that the Warner-Lambert or Pfizer stockholder approval, as the case may be, is obtained and so long as prior to doing so:

     - the Warner-Lambert or Pfizer Board, as the case may be, determines in its good faith judgment that it is reasonably likely, after receiving advice from an independent investment bank that such unsolicited offer is likely to result in a superior proposal for the stockholders of the company; and

     - Warner-Lambert or Pfizer, as the case may be, receives from such potential bidder an executed confidentiality agreement with terms substantially similar to such terms contained in the existing confidentiality agreement between Warner-Lambert and Pfizer.

     Each of Warner-Lambert and Pfizer will keep the other reasonably informed of the status and details of any offer.

     Warner-Lambert Board's Covenant to Recommend. The Warner-Lambert Board will agree to recommend the approval and adoption of the Merger Agreement to Warner-Lambert's stockholders. However, the Warner-Lambert Board will be permitted to withdraw, modify or qualify this recommendation in a manner adverse to Pfizer if the Warner-Lambert Board determines in its good faith judgment that an unsolicited proposal it has received is a superior offer for its stockholders, and Warner-Lambert's Board has given Pfizer five business days to amend its offer to the extent necessary to permit Warner-Lambert's Board to recommend the transaction to its stockholders in compliance with such fiduciary duty.

     Pfizer Board's Covenant to Recommend. The Pfizer Board will agree to recommend to Pfizer's stockholders the approval of the issuance of Pfizer stock in the Pfizer merger. However, the Pfizer Board will be permitted to withdraw, modify or qualify this recommendation in a manner adverse to Warner-Lambert if the Pfizer Board determines in its good faith judgment that an unsolicited proposal it has received is a superior offer for its stockholders, and Pfizer's Board has given Warner-Lambert five business days to amend its offer to the extent necessary to permit Pfizer's Board to recommend the transaction to its stockholders in compliance with such fiduciary duty.

     Interim Operations of Pfizer and Warner-Lambert. Pfizer and Warner-Lambert will be required to conduct their business in the ordinary course consistent with past practice until the effective time and, subject to certain exceptions, will not engage in certain material transactions during this period such as material acquisitions or dispositions and issuances or repurchases of stock.

     Cooperation Covenant. Pfizer and Warner-Lambert will agree to cooperate with each other and use their reasonable best efforts to take all actions and do all things necessary or advisable under the Merger Agreement and applicable laws to complete the Merger and the other transactions contemplated by the Merger Agreement.

     Employee Benefits Matters. Except as may be otherwise agreed between Pfizer and Warner-Lambert, Pfizer will have an obligation after the Effective Time to maintain the Warner-Lambert employee benefit plans as separate from the Pfizer employee benefit plans for a period of no longer than one year from the effective time.

     Pooling; Tax-Free Qualification. Pfizer and Warner-Lambert shall use their reasonable best efforts not to, nor permit any of their subsidiaries to, take any action that would prevent or impede the Merger from qualifying as a pooling-of-interests for accounting purposes or as a "reorganization" for tax purposes.

     Indemnification and Insurance of Pfizer and Warner-Lambert Directors and Officers. The Merger Agreement provides that for six years after the Effective
Time:

     - Warner-Lambert and Pfizer shall maintain in effect the current provisions regarding indemnification of officers and directors contained in the respective charter and by-laws of Warner-Lambert and Pfizer and each of their respective subsidiaries and any director, officer or employee indemnification agreements of Warner-Lambert and Pfizer and their respective subsidiaries;

     - Warner-Lambert and Pfizer shall maintain in effect the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by Warner-Lambert and Pfizer, respectively, (except that Pfizer may substitute policies which are, in the aggregate, no less advantageous to the insureds in any material respect) with respect to claims arising from facts or events which occurred on or before the Effective Time; and

     - Warner-Lambert and Pfizer shall indemnify the directors and officers of Warner-Lambert and Pfizer, respectively, to the fullest extent to which each is permitted to indemnify such officers and directors under its respective charters and by-laws and applicable law.

     Certain Other Covenants. The Merger Agreement contains mutual covenants of the parties typical for a transaction involving a strategic merger.

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains substantially reciprocal representations and warranties made by Pfizer and Warner-Lambert customary for a merger of this nature.

     The representations and warranties in the Merger Agreement do not survive the closing or termination of the Merger Agreement.

CONDITIONS TO THE COMPLETION OF THE MERGER

     Mutual Closing Conditions. The obligations of Pfizer and Warner-Lambert to complete the Merger will be subject to the satisfaction or, to the extent legally permissible, waiver of the following conditions:

     - approval by the Pfizer and Warner-Lambert stockholders;

     - expiration of the HSR Act waiting period and approval of the Merger by the European Commission;

     - receipt of all required regulatory approvals or permits for completion of the Merger other than those the failure of which to obtain would not have a material adverse effect;

     - receipt by Pfizer and Warner-Lambert of material consents or approvals from any person required for completion of the Merger;

     - absence of a legal prohibition on completion of the Merger;

     - Pfizer's registration statement on Form S-4, which includes this Joint Proxy Statement/Prospectus, being effective and not subject to any stop order by the SEC;

     - approval for the listing on the New York Stock Exchange of the shares of Pfizer common stock to be issued in the Merger;

     - receipt by Pfizer and Warner-Lambert of opinions from their respective counsel that the Merger will qualify as a tax-free reorganization;

     - receipt by Pfizer and Warner-Lambert of letters from the other party's independent public accountants stating that no conditions exist that would preclude the Merger from being accounted for as a pooling-of-interests;

     - accuracy as of closing of the representations and warranties made by the other party to the extent specified in the Merger Agreement; and

     - performance in all material respects by the other party of the obligations and covenants required to be performed by it at or prior to closing.

TERMINATION OF THE MERGER AGREEMENT

     Right to Terminate. The Merger Agreement will be terminable at any time prior to the effective time in any of the following ways:

     (a) The Merger Agreement may be terminated by mutual written consent of Pfizer and Warner-Lambert;

     (b) either Pfizer or Warner-Lambert can terminate the Merger Agreement if any of the following occurs:

        - the Merger has not been completed by May 15, 2000, unless the failure to complete the Merger is a result of either Pfizer's or Warner-Lambert's failure to fulfill any material obligations under the Merger Agreement;

        - there is a permanent legal prohibition to closing the Merger;

        - Pfizer or Warner-Lambert stockholders fail to give the necessary approval at a duly held meeting;

        - either Pfizer's or Warner-Lambert's Board fails to recommend the Merger or withdraws, modifies or qualifies in any adverse manner its approval or recommendation of the Merger, or recommends a superior offer; or

        - Pfizer or Warner-Lambert has materially breached its obligations under the agreement by reason of a failure to call a stockholder's meeting.

     If the Merger Agreement is validly terminated, the Merger Agreement will become void without any liability on the part of any party unless such party is in willful breach thereof. However, the provisions of the Merger Agreement relating to expenses and the confidentiality agreement entered into between Pfizer and Warner-Lambert, will continue in effect notwithstanding termination of the Merger Agreement.

OTHER EXPENSES

     Except as described in the Merger Agreement, all costs and expenses incurred in connection with the Merger Agreement and related transactions will be paid by the party incurring such costs or expenses. Certain expenses incurred in connection with the printing of the Joint Proxy Statement/Prospectus and certain filing fees will be shared equally by Pfizer and Warner-Lambert.

AMENDMENTS AND WAIVERS

     Amendments. Any provision of the Merger Agreement may be amended prior to the Effective Time if the amendment is in writing and signed by Pfizer and Warner-Lambert. After the approval of the Merger Agreement by the stockholders of either Pfizer or Warner-Lambert, no amendment may be made which requires further approval by such stockholders without such approval.

     Waiver. At any time before the Effective Time, by a waiver in writing and signed by the party against whom the waiver is to be effective, any party may:

     - extend the time for the performance of any of the obligations or other acts of the other party;

     - waive any inaccuracies in the representations and warranties contained in any document delivered in connection with the transaction; or

     - waive compliance with any of the agreements of conditions contained therein.

                                  SECTION TWO

                            SELECTED FINANCIAL DATA

     The following tables show financial results actually achieved by each of Pfizer and Warner-Lambert ("historical" amounts) and also show results as if the companies had been combined for the periods shown (the "pro forma combined" amounts).

     Pfizer's annual historical amounts are derived from financial statements audited by KPMG LLP and Warner-Lambert's annual historical amounts are derived from financial statements audited by PricewaterhouseCoopers LLP as of and for the years ended December 31, 1994 through 1998. Historical earnings per share data reflect the adoption in 1997 of SFAS No. 128 "Earnings per Share." Prior periods have been restated. Amounts as of and for the nine-month and six-month periods presented are unaudited, but management of Pfizer and Warner-Lambert each believes that its own interim period figures reflect all normal recurring adjustments necessary for a fair presentation of the financial position and results of operations for those periods. You should not assume that the results for the first six and nine month periods of 1999 are indicative of results for any future period.

     The pro forma income statement information is derived from the Unaudited Pro Forma Condensed Combined Statements of Income appearing elsewhere herein, which gives effect to the Merger as a pooling-of-interests as if the Merger had been consummated at the beginning of the earliest period presented.

     You should not assume that Pfizer and Warner-Lambert would have achieved the combined pro forma results if they had actually been combined during the periods shown. The information set forth below should be read in conjunction with the historical Consolidated Financial Statements of Pfizer and Warner-Lambert and the Unaudited Pro Forma Condensed Combined Financial Statements, including the notes thereto, included in this Joint Proxy Statement/Prospectus.

                    CONDENSED CONSOLIDATED FINANCIAL DATA OF
                   PFIZER INC. AND SUBSIDIARIES -- HISTORICAL

                                                                       AS OF AND FOR THE
                              ---------------------------------------------------------------------------------------------------
                                                                                    NINE MONTHS ENDED*        SIX MONTHS ENDED*
                                          YEAR ENDED DECEMBER 31,               --------------------------   --------------------
                              -----------------------------------------------   OCTOBER 3,   SEPTEMBER 27,   JULY 4,     JUNE 28,
                               1998      1997      1996      1995      1994        1999          1998         1999         1998
                              -------   -------   -------   -------   -------   ----------   -------------   -------     --------
                                                             (IN MILLIONS, EXCEPT PER SHARE DATA)
Net sales...................  $12,677    10,739     9,864     8,684     6,825     10,245          9,110        6,823       6,000
Alliance revenue............      867       316        --        --        --      1,452            568          883         348
                              -------   -------   -------   -------   -------    -------        -------      -------     -------
Total revenues..............   13,544    11,055     9,864     8,684     6,825     11,697          9,678        7,706       6,348
Research and development....    2,279     1,805     1,567     1,340     1,036      2,016          1,581        1,322       1,031
Other costs and expenses....    8,671     6,383     5,769     5,327     4,212      6,537          5,809        4,207       3,731
                              -------   -------   -------   -------   -------    -------        -------      -------     -------
Income from continuing
  operations before taxes
  and minority interests....    2,594     2,867     2,528     2,017     1,577      3,144          2,288        2,177       1,586
Provision for taxes.........      642       775       758       609       445        896            641          631         455
Income from continuing
  operations................  $ 1,950     2,082     1,764     1,401     1,127      2,245          1,644        1,544       1,129
Discontinued
  operations -- net of
  tax.......................    1,401       131       165       172       171        (20)         1,073          (20)        191
                              -------   -------   -------   -------   -------    -------        -------      -------     -------
Net income..................  $ 3,351     2,213     1,929     1,573     1,298      2,225          2,717        1,524       1,320
                              =======   =======   =======   =======   =======    =======        =======      =======     =======
Depreciation................  $   420       363       309       277       236        337            323          223         201
Property, plant and
  equipment additions.......    1,198       878       690       635       620      1,104            813          687         461
Cash dividends paid.........      976       881       771       659       594        851            741          566         491

Working capital.............  $ 2,739     2,448     1,914     1,787     1,582      2,392          2,615        2,341       2,644
Property, plant and
  equipment -- net..........    4,415     3,793     3,456     3,113     2,747      5,059          4,115        4,738       3,960
Total assets................   18,302    14,991    14,251    12,339    10,797     20,239         18,177       19,640      16,312
Long-term debt..............      527       725       681       828       604        525            528          530         724
Long-term capital(1)........    9,551     8,819     7,907     6,518     5,150      9,603          9,634        9,385       9,157
Shareholders' equity........    8,810     7,933     6,954     5,506     4,324      8,786          8,645        8,651       8,305
Per common share data:(2)
  Basic:
    Income from continuing
      operations............  $   .51       .55       .47       .38       .31        .60            .43          .41         .30
    Discontinued
      operations -- net of
      tax...................      .37       .04       .05       .05       .04       (.01)           .29         (.01)        .05
                              -------   -------   -------   -------   -------    -------        -------      -------     -------
    Net income..............  $   .88       .59       .52       .43       .35        .59            .72          .40         .35
                              =======   =======   =======   =======   =======    =======        =======      =======     =======
  Diluted:
    Income from continuing
      operations............  $   .49       .53       .46       .37       .30        .57            .42          .39         .29
    Discontinued
      operations -- net of
      tax...................      .36       .04       .04       .05       .05         --            .27           --         .04
                              -------   -------   -------   -------   -------    -------        -------      -------     -------
    Net income..............  $   .85       .57       .50       .42       .35        .57            .69          .39         .33
                              =======   =======   =======   =======   =======    =======        =======      =======     =======
Cash dividends paid per
  share(2)..................  $   .25 1/3     .22 2/3     .20     .17 1/3     .15 2/3      .22 2/3        .19     .14 2/3    .12 2/3
Weighted average shares used
  to calculate(2):
  Basic earnings per share
    amounts.................    3,789     3,771     3,743     3,687     3,670      3,778          3,791        3,781       3,790
  Diluted earnings per share
    amounts.................    3,945     3,909     3,864     3,777     3,729      3,912          3,950        3,922       3,952

---------------
(1) Defined as long-term debt, deferred taxes on income, minority interests and shareholders' equity.

(2) Shares and per share data reflect the 3-for-1 stock split which occurred in June 1999.

 *  Unaudited.

                    CONDENSED CONSOLIDATED FINANCIAL DATA OF
                      WARNER-LAMBERT COMPANY -- HISTORICAL

                                                                          AS OF AND FOR THE
                                          ----------------------------------------------------------------------------------
                                                                                           NINE MONTHS         SIX MONTHS
                                                                                              ENDED               ENDED
                                                    YEAR ENDED DECEMBER 31,              SEPTEMBER 30,**       JUNE 30,**
                                          -------------------------------------------    ----------------    ---------------
                                           1998      1997     1996     1995*    1994*     1999      1998      1999     1998
                                          -------    -----    -----    -----    -----    ------    ------    ------    -----
                                                                 (IN MILLIONS, EXCEPT PER SHARE DATA)
Net sales...............................  $10,799    8,476    7,299    7,040    6,417                         6,157    5,014
Cost of goods sold......................    2,861    2,504    2,347    2,428    2,155                         1,476    1,361
Selling, general and administrative.....    4,857    3,726    3,131    3,044    2,795                         2,813    2,211
Research and development................    1,047      785      652      501      456                           556      469
Other expense (income) -- net...........      243      272       31      (82)       6                           145       96
                                          -------    -----    -----    -----    -----    -----     -----     ------    -----
Income before taxes and minority
  interests.............................    1,791    1,189    1,138    1,149    1,005                         1,167      877
Provision for taxes.....................      518      327      322      279      219                           338      255
Minority interests......................                         69      130       92
                                          -------    -----    -----    -----    -----    -----     -----     ------    -----
Net income..............................  $ 1,273      862      747      740      694                           829      622
                                          =======    =====    =====    =====    =====    =====     =====     ======    =====
Depreciation and amortization...........  $   296*     275*     231*     202      181                           169      146
Property, plant and equipment
  additions.............................      721*     495*     389*     387      406                           416      264
Cash dividends paid.....................      525*     413*     374*     351      327                           329      262
Working capital.........................  $ 1,005      760*     648*     353      162                         1,753      650*
Property, plant and equipment -- net....  $ 2,822    2,427*   2,168*   2,006    1,846                         3,007    2,423*
Total assets............................    9,623    8,031*   7,197*   6,101    5,533                        10,326    8,292*
Long-term debt..........................    1,267    1,831*   1,720*     634      535                         1,636    1,357*
Total debt..............................    1,531    2,203*   2,300*   1,529    1,460                         1,833    1,886*
Shareholders' equity....................    3,880    2,836*   2,581*   2,246    1,816                         4,228    3,177*

Per common share data(1):
  Basic.................................  $  1.50     1.03      .89      .91      .86                           .97      .73
  Diluted...............................  $  1.45      .99      .88      .90      .86                           .94      .71
Cash dividends paid per share(1)........  $   .64      .51      .46      .43      .41                           .40      .32
Weighted average shares used to
  calculate(1):
  Basic earnings per share amounts......      847      841      834      810      805                           852      846
  Diluted earnings per share amounts....      879      868      850      818      810                           882      876

-------------------------

  * Amounts not restated to reflect acquisition of Agouron Pharmaceuticals, Inc. in May 1999.

 ** Unaudited.

(1) Shares and per share data reflect the 3-for-1 stock split which occurred in May 1998.

            SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA OF
                           PFIZER AND WARNER-LAMBERT

                                                            AS OF AND FOR THE
                               ---------------------------------------------------------------------------
                                                                  NINE MONTHS               SIX MONTHS
                                                                     ENDED                    ENDED
                                YEAR ENDED DECEMBER 31,    --------------------------   ------------------
                               -------------------------   OCTOBER 3,   SEPTEMBER 27,   JULY 4,   JUNE 28,
                                1998      1997     1996       1999          1998         1999       1998
                               -------   ------   ------   ----------   -------------   -------   --------
                                                  (IN MILLIONS, EXCEPT PER SHARE DATA)
Total revenues...............  $23,545   19,214   17,163                                13,248     11,040
Income from continuing
  operations.................  $ 3,232    2,929    2,425                                 2,379      1,755
Per Share Data:
  Income from continuing
  operations:
  Basic......................  $   .55      .50      .42                                   .40        .30
  Diluted....................  $   .53      .48      .40                                   .39        .29
Cash dividends paid per
  share*.....................  $   .25 1/3  .22 2/3  .20                               .14 2/3        .12 2/3
Total assets.................  $27,512                                                  29,487
Long-term debt...............  $ 1,794                                                   2,166

------------------------

* Amounts reflect Pfizer's historical dividend rate per common share.

            COMPARATIVE PER SHARE DATA OF PFIZER AND WARNER-LAMBERT

                                                                       AS OF AND FOR THE
                                         ------------------------------------------------------------------------------
                                                                            NINE MONTHS
                                                YEAR ENDED                    ENDED**               SIX MONTHS ENDED**
                                               DECEMBER 31,         ----------------------------   --------------------
                                         ------------------------   OCTOBER 3,     SEPTEMBER 27,   JULY 4,     JUNE 28,
                                         1998      1997     1996       1999            1998         1999         1998
                                         -----     ----     -----   ----------     -------------   -------     --------
PFIZER PRO FORMA COMBINED
Per share data:
  Basic:
    Income from continuing
       operations......................  $ .55      .50       .42                                     .40         .30
  Diluted:
    Income from continuing
       operations......................  $ .53      .48       .40                                     .39         .29
  Cash dividends paid*.................  $ .25 1/3  .22 2/3   .20                                     .14 2/3     .12 2/3
  Shareholders' equity.................  $2.09                                                       2.13
Ratio of earnings to fixed charges.....   13.1x    11.1x      9.9x                                   16.4x
PFIZER HISTORICAL
Per share data(1):
  Basic:
    Income from continuing
       operations......................  $ .51      .55       .47       .60             .43           .41         .30
  Diluted:
    Income from continuing
       operations......................  $ .49      .53       .46       .57             .42           .39         .29
  Cash dividends paid..................  $ .25 1/3  .22 2/3   .20       .22 2/3         .19           .14 2/3     .12 2/3
  Shareholders' equity.................  $2.33     2.10      1.85      2.33            2.29          2.29        2.19
Ratio of earnings to fixed charges.....   14.8x    15.9x     13.4x     17.7x                         19.7x
WARNER-LAMBERT HISTORICAL
Per share data(2):
  Basic:
    Income from continuing
       operations......................  $1.50     1.03       .89                                     .97         .73
  Diluted:
    Income from continuing
       operations......................  $1.45      .99       .88                                     .94         .71
  Cash dividends paid..................  $ .64      .51       .46                                     .40         .32
  Shareholders' equity.................  $4.52     3.57      3.20                                    4.96
Ratio of earnings to fixed charges.....   11.2x     6.7x      7.1x                                   12.4x
WARNER-LAMBERT EQUIVALENTS
Per share data:
  Basic:
    Income from continuing
       operations......................  $1.38     1.25      1.05                                    1.00         .75
  Diluted:
    Income from continuing
       operations......................  $1.33     1.20      1.00                                     .98         .73
  Cash dividends paid..................  $ .63      .57       .50                                     .37         .32
  Shareholders' equity.................  $5.23                                                       5.33

--------------------------
* Amounts represent Pfizer's historical dividend rate per common share.

** Warner-Lambert historical information is for the nine months ended September
   30, 1999 and 1998 and for the six months ended June 30, 1999 and 1998.

(1) Amounts reflect Pfizer's 3-for-1 stock split in June 1999.

(2) Amounts reflect Warner-Lambert's 3-for-1 stock split in May 1998.

                           PFIZER AND WARNER-LAMBERT

                     UNAUDITED PRO FORMA CONDENSED COMBINED
                              FINANCIAL STATEMENTS

     The following unaudited pro forma condensed combined balance sheets combine the historical consolidated balance sheets of Pfizer and the historical consolidated balance sheets of Warner-Lambert giving effect to the Merger as if it had been consummated on each balance sheet date. The following unaudited pro forma condensed combined statements of income combine the historical consolidated statements of income of Pfizer and Warner-Lambert giving effect to the Merger as if it had occurred on January 1, 1996.

     This information should be read in conjunction with the:

     - accompanying notes to the unaudited pro forma condensed combined financial statements

     - separate historical financial statements of Pfizer as of October 3, 1999 and for the nine months ended October 3, 1999 and September 27, 1998, which are contained in Pfizer's Quarterly Report on Form 10-Q for the nine month period ended October 3, 1999

     - separate historical financial statements of Pfizer as of July 4, 1999 and for the six months ended July 4, 1999 and June 28, 1998, which are contained in Pfizer's Quarterly Report on Form 10-Q for the six month period ended July 4, 1999

     - separate historical financial statements of Pfizer for each of the years in the three-year period ended December 31, 1998, which are contained in Pfizer's Annual Report on Form 10-K for the fiscal year ended December 31, 1998

     - separate historical financial statements of Warner-Lambert as of June 30, 1999 and for the six months ended June 30, 1999 and 1998, which are contained in Warner-Lambert's Quarterly Report on Form 10-Q for the six month period ended June 30, 1999

     - separate historical financial statements of Warner-Lambert for each of the years in the three-year period ended December 31, 1998, which are contained in Warner-Lambert's registration statement on Form S-4 dated April 19, 1999 which reflects its merger with Agouron Pharmaceuticals, Inc. accounted for under the pooling-of-interests accounting method

     For ease of reference, all pro forma statements use Pfizer's period-end date and no adjustments were made to Warner-Lambert's reported information.

     The pro forma data is not necessarily indicative of the results of operations that would have occurred had the Merger been consummated on the dates indicated or of future operations of the combined company.

                     UNAUDITED PRO FORMA CONDENSED COMBINED
                                 BALANCE SHEET
                             AS OF OCTOBER 3, 1999

                                                                                    PRO FORMA    PRO FORMA
                                                        PFIZER    WARNER-LAMBERT   ADJUSTMENTS   COMBINED
                                                        -------   --------------   -----------   ---------
                                                                          (IN MILLIONS)
ASSETS
Current Assets
Cash and cash equivalents.............................  $   942
Short-term investments................................    3,966
Accounts receivable, less allowance for doubtful
  accounts............................................    3,618
Short-term loans......................................      281
Inventories...........................................    1,638
Prepaid expenses......................................    1,039
                                                        -------      -------         ------       -------
     Total current assets.............................   11,484
Long-term loans and investments.......................    1,541
Property, plant and equipment, less accumulated
  depreciation........................................    5,059
Goodwill, less accumulated amortization...............      776
Other assets, deferred taxes and deferred charges.....    1,379
                                                        -------      -------         ------       -------
     Total Assets.....................................  $20,239
                                                        =======      =======         ======       =======
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
Short-term borrowings, including current portion of
  long-term debt......................................  $ 5,486
Accounts payable......................................      694
Income taxes payable..................................      909
Accrued compensation and related items................      576
Other current liabilities.............................    1,427
                                                        -------      -------         ------       -------
     Total current liabilities........................    9,092
Long-term debt........................................      525
Postretirement benefit obligation other than pension
  plans...............................................      351
Deferred taxes on income..............................      272
Other noncurrent liabilities..........................    1,213
                                                        -------      -------         ------       -------
     Total liabilities................................   11,453
                                                        -------      -------         ------       -------
Shareholders' Equity
Preferred stock.......................................       --
Common stock..........................................      212
Additional paid-in capital............................    5,580
Retained earnings.....................................   13,085
Accumulated other comprehensive expense...............     (478)
Employee benefit trusts...............................   (3,390)
Treasury stock, at cost...............................   (6,223)
                                                        -------      -------         ------       -------
     Total shareholders' equity.......................    8,786
                                                        -------      -------         ------       -------
     Total liabilities and shareholders' equity.......  $20,239
                                                        =======      =======         ======       =======

   See Accompanying Notes to Unaudited Pro Forma Condensed Combined Financial
          Statements, which are an integral part of these statements.

                     UNAUDITED PRO FORMA CONDENSED COMBINED
                                 BALANCE SHEET
                               AS OF JULY 4, 1999

                                                                    PRO FORMA     PRO FORMA
                                        PFIZER    WARNER-LAMBERT   ADJUSTMENTS    COMBINED
                                        -------   --------------   -----------    ---------
                                                           (IN MILLIONS)
ASSETS
Current Assets
Cash and cash equivalents.............  $ 1,223        1,300                         2,523
Short-term investments................    3,289                                      3,289
Accounts receivable, less allowance
  for doubtful accounts...............    3,396        1,949           (356)(a)      4,989
Short-term loans......................      370                                        370
Inventories...........................    1,805        1,027                         2,832
Prepaid expenses......................    1,068          725                         1,793
                                        -------      -------         ------        -------
     Total current assets.............   11,151        5,001           (356)        15,796
Long-term loans and investments.......    1,521                                      1,521
Property, plant and equipment, less
  accumulated depreciation............    4,738        3,007                         7,745
Goodwill, less accumulated
  amortization........................      779                                        779
Other assets, deferred taxes and
  deferred charges....................    1,451        2,318           (123)(b)      3,646
                                        -------      -------         ------        -------
     Total Assets.....................  $19,640       10,326           (479)        29,487
                                        =======      =======         ======        =======
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
Short-term borrowings, including
  current portion of long-term debt...  $ 4,938          197                         5,135
Accounts payable......................      770        1,700           (356)(a)      2,114
Dividends payable.....................      321                                        321
Income taxes payable..................      907          205            (34)(b)      1,078
Accrued compensation and related
  items...............................      535          214                           749
Other current liabilities.............    1,339          932                         2,271
                                        -------      -------         ------        -------
     Total current liabilities........    8,810        3,248           (390)        11,668
Long-term debt........................      530        1,636                         2,166
Postretirement benefit obligation
  other than pension plans............      354                                        354
Deferred taxes on income..............      185                                        185
Other noncurrent liabilities..........    1,110        1,214                         2,324
                                        -------      -------         ------        -------
     Total liabilities................   10,989        6,098           (390)        16,697
                                        -------      -------         ------        -------
Shareholders' Equity
Preferred stock.......................       --           --                            --
Common stock..........................      212          962           (855)(c)        319
Additional paid-in capital............    5,575          625           (409)(c)      5,791
Retained earnings.....................   12,367        4,536            (89)(b)     16,814
Accumulated other comprehensive
  expense.............................     (401)        (631)                       (1,032)
Employee benefit trusts...............   (3,505)                                    (3,505)
Treasury stock, at cost...............   (5,597)      (1,264)         1,264(c)      (5,597)
                                        -------      -------         ------        -------
     Total shareholders' equity.......    8,651        4,228            (89)        12,790
                                        -------      -------         ------        -------
     Total liabilities and
       shareholders' equity...........  $19,640       10,326           (479)        29,487
                                        =======      =======         ======        =======

   See Accompanying Notes to Unaudited Pro Forma Condensed Combined Financial
          Statements, which are an integral part of these statements.

                     UNAUDITED PRO FORMA CONDENSED COMBINED
                                 BALANCE SHEET
                            AS OF DECEMBER 31, 1998

                                                                PRO FORMA      PRO FORMA
                                    PFIZER    WARNER-LAMBERT   ADJUSTMENTS     COMBINED
                                    -------   --------------   -----------     ---------
                                                       (IN MILLIONS)
ASSETS
Current Assets
Cash and cash equivalents.........  $ 1,552          946                          2,498
Short-term investments............    2,377                                       2,377
Accounts receivable, less
  allowance for doubtful
  accounts........................    2,914        1,784           (282)(a)       4,416
Short-term loans..................      150                                         150
Inventories.......................    1,828          993                          2,821
Prepaid expenses..................    1,110          629                          1,739
                                    -------       ------         ------         -------
     Total current assets.........    9,931        4,352           (282)         14,001
Long-term loans and investments...    1,756                                       1,756
Property, plant and equipment,
  less accumulated depreciation...    4,415        2,822                          7,237
Goodwill, less accumulated
  amortization....................      813                                         813
Other assets, deferred taxes and
  deferred charges................    1,387        2,449           (131)(b)       3,705
                                    -------       ------         ------         -------
     Total Assets.................  $18,302        9,623           (413)         27,512
                                    =======       ======         ======         =======
LIABILITIES AND SHAREHOLDERS'
  EQUITY
Current Liabilities
Short-term borrowings, including
  current portion of long-term
  debt............................  $ 2,729          264                          2,993
Accounts payable..................      971        1,621           (282)(a)       2,310
Dividends payable.................      285                                         285
Income taxes payable..............    1,162          248            (33)(b)       1,377
Accrued compensation and related
  items...........................      614          233                            847
Other current liabilities.........    1,431          981                          2,412
                                    -------       ------         ------         -------
     Total current liabilities....    7,192        3,347           (315)         10,224
Long-term debt....................      527        1,267                          1,794
Postretirement benefit obligation
  other than pension plans........      359                                         359
Deferred taxes on income..........      197                                         197
Other noncurrent liabilities......    1,217        1,129                          2,346
                                    -------       ------         ------         -------
     Total liabilities............    9,492        5,743           (315)         14,920
                                    -------       ------         ------         -------
Shareholders' Equity
Preferred stock...................       --           --                             --
Common stock......................      210          962           (856)(c)         316
Additional paid-in capital........    5,506          521           (386)(c)       5,641
Retained earnings.................   11,439        4,038            (98)(b)      15,379
Accumulated other comprehensive
  expense.........................     (234)        (399)                          (633)
Employee benefit trusts...........   (4,200)                                     (4,200)
Treasury stock, at cost...........   (3,911)      (1,242)         1,242(c)       (3,911)
                                    -------       ------         ------         -------
     Total shareholders' equity...    8,810        3,880            (98)         12,592
                                    -------       ------         ------         -------
     Total liabilities and
       shareholders' equity.......  $18,302        9,623           (413)         27,512
                                    =======       ======         ======         =======

   See Accompanying Notes to Unaudited Pro Forma Condensed Combined Financial
           Statements, which are an integral part of these statements

                     UNAUDITED PRO FORMA CONDENSED COMBINED
                              STATEMENT OF INCOME
                   FOR THE NINE MONTHS ENDED OCTOBER 3, 1999

                                                                              PRO FORMA      PRO FORMA
                                                 PFIZER    WARNER-LAMBERT    ADJUSTMENTS     COMBINED
                                                 -------   --------------   --------------   ---------
                                                         (IN MILLIONS, EXCEPT PER SHARE DATA)
Net sales......................................  $10,245
Alliance revenue...............................    1,452
                                                 -------       ------          -------        ------
  Total revenues...............................   11,697
                                                 -------       ------          -------        ------
Costs and expenses:
  Cost of sales................................    1,832
  Selling, informational and administrative
     expenses..................................    4,606
  Research and development expenses............    2,016
  Other deductions -- net......................       99
                                                 -------       ------          -------        ------
Income from continuing operations before
  provision for taxes and minority interests...    3,144
Provision for taxes............................      896
Minority interests.............................        3
                                                 -------       ------          -------        ------
Income from continuing operations..............  $ 2,245
                                                 =======       ======          =======        ======
Income from continuing operations per common
  share -- basic...............................  $   .60
                                                 =======       ======                         ======
Income from continuing operations per common
  share -- diluted.............................  $   .57
                                                 =======       ======                         ======
Weighted average shares used to calculate
  earnings per common share amounts
     Basic.....................................    3,778
                                                 =======       ======          =======        ======
     Diluted...................................    3,912
                                                 =======       ======          =======        ======
Cash dividends paid per common share...........  $.22 2/3
                                                 =======       ======

   See Accompanying Notes to Unaudited Pro Forma Condensed Combined Financial
          Statements, which are an integral part of these statements.

                     UNAUDITED PRO FORMA CONDENSED COMBINED
                              STATEMENT OF INCOME
                  FOR THE NINE MONTHS ENDED SEPTEMBER 27, 1998

                                                                              PRO FORMA    PRO FORMA
                                                   PFIZER   WARNER-LAMBERT   ADJUSTMENTS   COMBINED
                                                   ------   --------------   -----------   ---------
                                                         (IN MILLIONS, EXCEPT PER SHARE DATA)
Net sales........................................  $9,110
Alliance revenue.................................     568
                                                   ------       ------        --------      -------
Total revenues...................................   9,678
Costs and expenses:
  Cost of sales..................................   1,401
  Selling, informational and administrative
     expenses....................................   3,889
  Research and development expenses..............   1,581
  Other deductions -- net........................     519
                                                   ------       ------        --------      -------
Income from continuing operations before
  provision for taxes and minority interests.....   2,288
Provision for taxes..............................     641
Minority interests...............................       3
                                                   ------       ------        --------      -------
Income from continuing operations................  $1,644
                                                   ======       ======        ========      =======
Income from continuing operations per common
  share -- basic.................................  $  .43
                                                   ======       ======                      =======
Income from continuing operations per common
  share -- diluted...............................  $  .42
                                                   ======       ======                      =======
Weighted average shares used to calculate
  earnings per common share amounts
  Basic..........................................   3,791
                                                   ======       ======        ========      =======
  Diluted........................................   3,950
                                                   ======       ======        ========      =======
Cash dividends paid per common share.............  $  .19
                                                   ======       ======

   See Accompanying Notes to Unaudited Pro Forma Condensed Combined Financial
          Statements, which are an integral part of these statements.

                     UNAUDITED PRO FORMA CONDENSED COMBINED
                              STATEMENT OF INCOME
                     FOR THE SIX MONTHS ENDED JULY 4, 1999

                                                                              PRO FORMA         PRO FORMA
                                                   PFIZER   WARNER-LAMBERT   ADJUSTMENTS        COMBINED
                                                   ------   --------------   -----------        ---------
                                                            (IN MILLIONS, EXCEPT PER SHARE DATA)
Net sales........................................  $6,823        6,157                            12,980
Alliance revenue.................................     883           --           (615)(d)            268
                                                   ------       ------         ------            -------
  Total revenues.................................   7,706        6,157           (615)            13,248
Costs and expenses:
  Cost of sales..................................   1,022        1,476                             2,498
  Selling, informational and administrative
     expenses....................................   3,135        2,813           (623)(b,d)        5,325
  Research and development expenses..............   1,322          556                             1,878
  Other deductions -- net........................      50          145                               195
                                                   ------       ------         ------            -------
Income from continuing operations before
  provision for taxes and minority interests.....   2,177        1,167              8              3,352
Provision for taxes..............................     631          338              2(b)             971
Minority interests...............................       2           --                                 2
                                                   ------       ------         ------            -------
Income from continuing operations................  $1,544          829              6              2,379
                                                   ======       ======         ======            =======
Income from continuing operations per common
  share -- basic.................................  $  .41          .97                               .40
                                                   ======       ======                           =======
Income from continuing operations per common
  share -- diluted...............................  $  .39          .94                               .39
                                                   ======       ======                           =======
Weighted average shares used to calculate
  earnings per common share amounts
     Basic.......................................   3,781          852          1,278              5,911
                                                   ======       ======         ======            =======
     Diluted.....................................   3,922          882          1,323              6,127
                                                   ======       ======         ======            =======
Cash dividends paid per common share.............  $.14 2/3        .40
                                                   ======       ======

   See Accompanying Notes to Unaudited Pro Forma Condensed Combined Financial
           Statements, which are an integral part of these statements

                     UNAUDITED PRO FORMA CONDENSED COMBINED
                              STATEMENT OF INCOME
                     FOR THE SIX MONTHS ENDED JUNE 28, 1998

                                                                            PRO FORMA      PRO FORMA
                                                 PFIZER   WARNER-LAMBERT   ADJUSTMENTS     COMBINED
                                                 ------   --------------   -----------     ---------
                                                        (IN MILLIONS, EXCEPT PER SHARE DATA)
Net sales......................................  $6,000        5,014                         11,014
Alliance revenue...............................     348           --           (322)(d)          26
                                                 ------       ------         ------         -------
Total revenues.................................   6,348        5,014           (322)         11,040
Costs and expenses:
  Cost of sales................................     927        1,361                          2,288
  Selling, informational and administrative
     expenses..................................   2,566        2,211           (330)(b,d)     4,447
  Research and development expenses............   1,031          469                          1,500
  Other deductions -- net......................     238           96              2(b)          336
                                                 ------       ------         ------         -------
Income from continuing operations before
  provision for taxes and minority interests...   1,586          877              6           2,469
Provision for taxes............................     455          255              2(b)          712
Minority interests.............................       2           --                              2
                                                 ------       ------         ------         -------
Income from continuing operations..............  $1,129          622              4         $ 1,755
                                                 ======       ======         ======         =======
Income from continuing operations per common
  share -- basic...............................  $  .30          .73                            .30
                                                 ======       ======                        =======
Income from continuing operations per common
  share -- diluted.............................  $  .29          .71                            .29
                                                 ======       ======                        =======
Weighted average shares used to calculate
  earnings per common share amounts
  Basic........................................   3,790          846          1,269           5,905
                                                 ======       ======         ======         =======
  Diluted......................................   3,952          876          1,314           6,142
                                                 ======       ======         ======         =======
Cash dividends paid per common share...........  $.12 2/3        .32
                                                 ======       ======

   See Accompanying Notes to Unaudited Pro Forma Condensed Combined Financial
           Statements, which are an integral part of these statements

                     UNAUDITED PRO FORMA CONDENSED COMBINED
                              STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1998

                                                                     PRO FORMA      PRO FORMA
                                       PFIZER     WARNER-LAMBERT    ADJUSTMENTS     COMBINED
                                       -------    --------------    -----------     ---------
                                                (IN MILLIONS, EXCEPT PER SHARE DATA)
Net sales............................  $12,677        10,799                         23,476
Alliance revenue.....................      867                          (798)(d)         69
                                       -------        ------          ------         ------
Total revenues.......................   13,544        10,799            (798)        23,545
Costs and expenses:
  Cost of sales......................    2,094         2,861                          4,955
  Selling, informational and
     administrative expenses.........    5,568         4,857            (814)(b,d)    9,611
  Research and development
     expenses........................    2,279         1,047                          3,326
  Other deductions -- net............    1,009           243               4(b)       1,256
                                       -------        ------          ------         ------
Income from continuing operations
  before provision for taxes and
  minority interests.................    2,594         1,791              12          4,397
Provision for taxes..................      642           518               3(b)       1,163
Minority interests...................        2                                            2
                                       -------        ------          ------         ------
Income from continuing operations....  $ 1,950         1,273               9          3,232
                                       =======        ======          ======         ======
Income from continuing operations per
  common share -- basic..............  $  0.51          1.50                            .55
                                       =======        ======                         ======
Income from continuing operations per
  common share -- diluted............  $  0.49          1.45                            .53
                                       =======        ======                         ======
Weighted average shares used to
  calculate earnings per common share
  amounts
  Basic..............................    3,789           847           1,271          5,907
                                       =======        ======          ======         ======
  Diluted............................    3,945           879           1,319          6,143
                                       =======        ======          ======         ======
Cash dividends paid per common
  share..............................  $.25 1/3          .64
                                       =======        ======

   See Accompanying Notes to Unaudited Pro Forma Condensed Combined Financial
          Statements, which are an integral part of these statements.

                     UNAUDITED PRO FORMA CONDENSED COMBINED
                              STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1997

                                                                        PRO FORMA     PRO FORMA
                                          PFIZER     WARNER-LAMBERT    ADJUSTMENTS    COMBINED
                                          -------    --------------    -----------    ---------
                                                  (IN MILLIONS, EXCEPT PER SHARE DATA)
Net sales...............................  $10,739         8,476                        $19,215
Alliance revenue........................      316                           (317)(d)        (1)
                                          -------        ------          -------       -------
Total revenues..........................   11,055         8,476             (317)       19,214
Costs and expenses:
  Cost of sales.........................    1,776         2,504                          4,280
  Selling, informational and
     administrative expenses............    4,401         3,726             (330)(b,d)   7,797
  Research and development expenses.....    1,805           785                          2,590
  Other deductions -- net...............      206           272               33(b)        511
                                          -------        ------          -------       -------
Income from continuing operations before
  provision for taxes and minority
  interests.............................    2,867         1,189              (20)        4,036
Provision for taxes.....................      775           327               (5)(b)     1,097
Minority interests......................       10                                           10
                                          -------        ------          -------       -------
Income from continuing operations.......  $ 2,082           862              (15)      $ 2,929
                                          =======        ======          =======       =======
Income from continuing operations per
  common share -- basic.................  $  0.55          1.03                        $   .50
                                          =======        ======                        =======
Income from continuing operations per
  common share -- diluted...............  $  0.53          0.99                        $   .48
                                          =======        ======                        =======
Weighted average shares used to
  calculate earnings per common share
  amounts
  Basic.................................    3,771           841            1,262         5,874
                                          =======        ======          =======       =======
  Diluted...............................    3,909           868            1,302         6,079
                                          =======        ======          =======       =======
Cash dividends paid per common share....  $  .22 2/3        .51
                                          =======        ======

   See Accompanying Notes to Unaudited Pro Forma Condensed Combined Financial
          Statements, which are an integral part of these statements.

                     UNAUDITED PRO FORMA CONDENSED COMBINED
                              STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1996

                                                                          PRO FORMA    PRO FORMA
                                               PFIZER   WARNER-LAMBERT   ADJUSTMENTS   COMBINED
                                               ------   --------------   -----------   ---------
                                                     (IN MILLIONS, EXCEPT PER SHARE DATA)
Net sales....................................  $9,864        7,299                       17,163
Costs and expenses:
  Cost of sales..............................   1,695        2,347                        4,042
  Selling, informational and administrative
     expenses................................   3,859        3,131                        6,990
  Research and development expenses..........   1,567          652                        2,219
  Other deductions -- net....................     215           31            123(b)        369
                                               ------       ------          -----       -------
  Income from continuing operations before
     provision for taxes and minority
     interests...............................   2,528        1,138           (123)        3,543
Provision for taxes..........................     758          322            (37)(b)     1,043
Minority interests...........................       6           69                           75
                                               ------       ------          -----       -------
Income from continuing operations............  $1,764          747            (86)        2,425
                                               ======       ======          =====       =======
Income from continuing operations per common
  share -- basic.............................  $  .47          .89                          .42
                                               ======       ======                      =======
Income from continuing operations per common
  share -- diluted...........................  $  .46          .88                          .40
                                               ======       ======                      =======
Weighted average shares used to calculate
  earnings per common share amounts
  Basic......................................   3,743          834          1,251         5,828
                                               ======       ======          =====       =======
  Diluted....................................   3,864          850          1,275         5,989
                                               ======       ======          =====       =======
Cash dividends paid per common share.........  $  .20          .46
                                               ======       ======

   See Accompanying Notes to Unaudited Pro Forma Condensed Combined Financial
          Statements, which are an integral part of these statements.

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                         COMBINED FINANCIAL STATEMENTS

1. DESCRIPTION OF TRANSACTION AND BASIS OF PRESENTATION

     The Merger Agreement provides that each share of Warner-Lambert Common Stock will be exchanged for 2.5 shares of Pfizer Common Stock. The Merger, which is expected to be completed by the second quarter of 2000, is expected to be accounted for under the pooling-of-interests method and, accordingly, financial statements of the combined company will include Pfizer's historical consolidated financial statements restated to include the historical consolidated financial statements of Warner-Lambert. The Merger is subject to customary closing conditions, including regulatory and Pfizer and Warner-Lambert stockholder approval.

2. ACCOUNTING POLICIES AND FINANCIAL STATEMENT CLASSIFICATIONS

     Pfizer and Warner-Lambert will review their accounting policies and financial statement classifications and, as a result of that review, it may be necessary to restate the combined entity's financial statements to conform to those accounting policies and classifications that are determined to be more appropriate.

3. INTERCOMPANY TRANSACTIONS

     Transactions between Pfizer and Warner-Lambert are limited to the Lipitor Marketing Agreement. Upon merger, this arrangement would be considered an intercompany transaction. All significant balances and transactions related to this arrangement have been eliminated from the pro forma combined accounts.

4. PRO FORMA ADJUSTMENTS

     A restructuring charge to operations by the combined company is expected to occur subsequent to the Merger to reflect the combination of the two companies. Such charges, which have not yet been estimated, may include amounts with respect to the elimination of excess facilities, severance costs and the write-off of certain intangibles and fixed assets. The effects of these costs have not been reflected in this pro forma condensed combined financial information.

     Total transaction costs to be incurred by Pfizer and Warner-Lambert in connection with the Merger are estimated to be approximately $125 million. These costs, related to legal, printing, accounting, financial advisory services and other expenses, will be expensed upon consummation of the Merger and are not reflected in the pro forma statements.

     Warner-Lambert financial information for the nine month period ended September 30, 1999 is not yet available.

     Adjustments included in the column with the heading "Pro Forma Adjustments" are as follows:

(a) Elimination of Pfizer's alliance revenue receivable and Warner-Lambert's alliance revenue payable under the Lipitor Marketing Agreement.

                NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
                      FINANCIAL STATEMENTS -- (CONTINUED)

(b) Elimination of Lipitor milestone payments made to Warner-Lambert by Pfizer under the Lipitor Marketing Agreement which were capitalized and are being amortized by Pfizer. We have assumed that these payments were recognized as income by Warner-Lambert.

(c) Adjustments to common stock, additional paid-in capital and treasury stock reflect the retirement of Warner-Lambert treasury shares and the issuance of Pfizer Common Stock to effect the Merger. The amount has been calculated by multiplying the number of shares of Warner-Lambert Common Stock outstanding by the exchange ratio. The number of shares to be issued at consummation of the Merger will be based on the actual number of shares of Warner-Lambert Common Stock outstanding at that time.

(d)  Elimination of Lipitor alliance revenue under the Lipitor Marketing
     Agreement.

     The pro forma combined basic and diluted earnings per share for the respective periods presented are based on the combined weighted average number of common shares and combined adjusted weighted average shares, respectively of Pfizer and Warner-Lambert. The number of weighted average common shares and adjusted weighted average shares of Warner-Lambert is based on an exchange ratio of 2.5 shares of Pfizer Common Stock for each issued and outstanding share of Warner-Lambert.

     The pro forma financial statements do not reflect any future cost savings, estimated at $1.2 billion, that may result from the reduction of overhead expenses, changes in corporate infrastructure and the elimination of redundant expenses. Although management expects that cost savings will result from the Merger, there can be no assurance that cost savings will be achieved.

     The statements contained in this section may be deemed to be forward-looking statements within the meaning of Section 27A of the Securities Act. Forward-looking statements are typically identified by the words "believe," "expect," "anticipate," "intend," "estimate" and similar expressions. These forward-looking statements are based largely on management's expectations and are subject to a number of uncertainties. Actual results could differ materially from these forward-looking statements. Neither Pfizer nor Warner-Lambert undertakes any obligation to update publicly or revise any forward-looking statements.

                                 SECTION THREE

                   INFORMATION ABOUT THE MEETINGS AND VOTING

                      SEE CAUTIONARY NOTICE ON COVER PAGE

     The Pfizer Board is using this Joint Proxy Statement/Prospectus to solicit proxies from the holders of Pfizer common stock for use at the Pfizer stockholder meeting. The Warner-Lambert Board is also using this document to solicit proxies from the holders of Warner-Lambert common stock for use at the Warner-Lambert meeting. We are first mailing this Joint Proxy Statement/Prospectus and accompanying form of proxy to Pfizer and Warner-Lambert
stockholders on or about [               ], 1999.

MATTERS RELATING TO THE MEETINGS

                                  PFIZER MEETING          WARNER-LAMBERT MEETING
                                  --------------          ----------------------
           Time and Place:  [               ], 1999     [               ], 1999
  Purpose of Meeting is to  1. The proposal to issue    1. The proposal to approve
     Vote on the Following     Pfizer common stock in      and adopt the Merger
                    Items:     the Merger, and             Agreement and the
                                                           Merger, and
                            2. Such other matters as    2. Such other matters as
                            may properly come before       may properly come
                               the Pfizer meeting,         before the Warner-
                               including the approval      Lambert meeting,
                               of any adjournment of       including the
                               the meeting.                approval of any
                                                           adjournment of the
                                                           meeting.
              Record Date:  The record date for shares  The record date for shares
                            entitled to vote is         entitled to vote is
                            [               ], 1999.    [               ], 1999.
Outstanding Shares Held on  As of           , 1999,     As of           , 1999,
              Record Date:  there were approximately    there were        shares
                                   shares of Pfizer     of Warner- Lambert common
                            common stock outstanding.   stock outstanding.
  Shares Entitled to Vote:  Shares entitled to vote     Shares entitled to vote
                            are the Pfizer common       are the Warner-Lambert
                            stock held at the close of  common stock held at the
                            business on the record      close of business on the
                            date,           , 1999.     record date,           ,
                                                        1999.
                            Each share of Pfizer        Each share of Warner-
                            common stock that you own   Lambert common stock that
                            entitles you to one vote.   you own entitles you to
                            Shares held by Pfizer in    one vote. Shares held by
                            its treasury are not        Warner- Lambert in its
                            voted.                      treasury are not voted.

                                      III-1

                                  PFIZER MEETING          WARNER-LAMBERT MEETING
                                  --------------          ----------------------
       Quorum Requirement:  A quorum of stockholders    A quorum of stockholders
                            is necessary to hold a      is necessary to hold a
                            valid meeting.              valid meeting.
                            The presence in person or   The presence in person or
                            by proxy at the meeting of  by proxy at the meeting of
                            holders of a majority of    holders of a majority of
                            the outstanding shares of   the outstanding shares of
                            Pfizer common stock         Warner- Lambert common
                            entitled to vote at the     stock entitled to vote at
                            meeting is a quorum.        the meeting is a quorum.
                            Abstentions and broker      Abstentions and broker
                            "non-votes" count as        "non-votes" count as
                            present for establishing a  present for establishing a
                            quorum. Shares held by      quorum. Shares held by
                            Pfizer in its treasury do   Warner-Lambert in its
                            not count toward a quorum.  treasury do not count
                                                        toward a quorum.
                            A broker non-vote occurs    A broker non-vote occurs
                            on an item when a broker    on an item when a broker
                            is not permitted to vote    is not permitted to vote
                            on that item without        on that item without
                            instruction from the        instruction from the
                            beneficial owner of the     beneficial owner of the
                            shares and no instruction   shares and no instruction
                            is given.                   is given.
 Shares Beneficially Owned  [       ] shares of Pfizer  [       ] shares of
             by Pfizer and  common stock, including     Warner- Lambert common
  Warner-Lambert Directors  exercisable options. These  stock, including
    and Executive Officers  shares represent in total   exercisable options. These
            as of November  approximately [       ]%    shares represent in total
                   , 1999:  of the outstanding shares   approximately [       ]%
                            of Pfizer common stock.     of the outstanding shares
                                                        of Warner-Lambert common
                                                        stock.

                                      III-2

VOTE NECESSARY TO APPROVE PFIZER AND WARNER-LAMBERT PROPOSALS

COMPANY                                             VOTE NECESSARY*
-------                                             ---------------
Pfizer:                                  Approval of the Stock Issuance
                                         Proposal requires the affirmative
                                         vote of at least a majority of the
                                         votes cast by the holders of Pfizer
                                         common stock provided that the total
                                         votes cast represent a majority of
                                         the outstanding shares of Pfizer
                                         common stock. Abstentions have the
                                         same effect as a vote against.
Warner-Lambert:                          Approval of the Merger Proposal
                                         requires the affirmative vote of at
                                         least a majority of the outstanding
                                         shares of Warner-Lambert common
                                         stock. Abstentions have the same
                                         effect as a vote against.

-------------------------

* Under New York Stock Exchange rules, if your broker holds your shares in its name, your broker may not vote your shares absent instructions from you. Without your voting instructions, a broker non-vote will occur and will have the effect of a vote against in the case of either the Stock Issuance Proposal or the Merger Proposal.

PROXIES

     Voting Your Proxy. You may vote in person at your meeting or by proxy. We recommend you vote by proxy even if you plan to attend your meeting. You can always change your vote at the meeting.

     Voting instructions are included on your proxy card. If you properly give your proxy and submit it to us in time to vote, one of the individuals named as your proxy will vote your shares as you have directed. You may vote for or against the proposals or abstain from voting.

                                      III-3

HOW TO VOTE BY PROXY

                            PFIZER                       WARNER-LAMBERT
                            ------                       --------------
By Telephone*:  Call toll-free                   Call toll-free
                1-     -     -     and follow    1-     -     -     and follow
                the instructions. You will need  the instructions. You will need
                to give the personal             to give the personal
                identification number contained  identification number contained
                on your proxy card.              on your proxy card.
 By Internet*:  Go to www.          .com and     Go to www.          .com and
                follow the instructions. You     follow the instructions. You
                will need to give the personal   will need to give the personal
                identification number contained  identification number contained
                on your proxy card.              on your proxy card.
   In Writing:  Complete, sign, date and return  Complete, sign, date and return your proxy card in the enclosed  your proxy card in the enclosed
                envelope.                        envelope.

-------------------------

* If you hold shares through a broker or other custodian, please check the voting form used by that firm to see if it offers telephone or internet voting.

PROXIES FOR PARTICIPANTS IN PFIZER PLAN

     [To Come]

PROXIES FOR PARTICIPANTS IN WARNER-LAMBERT PLAN

     [To Come]

     If you submit your proxy but do not make specific choices, your proxy will follow the Board's recommendations and vote your shares:

                 PFIZER                                 WARNER-LAMBERT
                 ------                                 --------------
-    "FOR" the Stock Issuance Proposal     -    "FOR" the Merger Proposal
-    "FOR" any proposal by the Pfizer      -    "FOR" any proposal by the Warner-
     Board to adjourn the Pfizer meeting        Lambert Board to adjourn the Warner-
                                                Lambert meeting
-    In its discretion as to any other     -    In its discretion as to any other
     business as may properly come before       business as may properly come before
     the Pfizer meeting                         the Warner- Lambert meeting

     Revoking Your Proxy.  You may revoke your proxy before it is voted by:

     - submitting a new proxy with a later date, including a proxy given by telephone or internet;

     - notifying your company's Secretary in writing before the meeting that you have revoked your proxy; or

     - voting in person at the meeting.

     Voting in Person. If you plan to attend a meeting and wish to vote in person, we will give you a ballot at the meeting. However, if your shares are held in the name of your broker, bank or other nominee, you must bring an account statement or letter from the

                                      III-4
nominee indicating that you are the beneficial owner of the shares on
             ,              , the record date for voting.

     People with Disabilities. We can provide reasonable assistance (including audio enhancement) to help you participate in the meeting if you tell us about your disability and your plan to attend. Please call or write the Secretary of your company at least two weeks before your meeting at the number or address under "Summary -- The Companies".

     Proxy Solicitation.  We will pay our own costs of soliciting proxies.

     In addition to this mailing, Pfizer and Warner-Lambert employees may solicit proxies personally, electronically or by telephone. Pfizer is paying
[          ] a fee of $[          ] plus expenses to help with the solicitation.
Warner-Lambert is paying [          ] a fee of $[          ] plus expenses to
help with the solicitation.

     The extent to which these proxy soliciting efforts will be necessary depends entirely upon how promptly proxies are submitted. You should send in your proxy by mail, telephone or the internet without delay. We also reimburse brokers and other nominees for their expenses in sending these materials to you and getting your voting instructions.

     Do not send in any stock certificates with your proxy cards. The exchange agent will mail transmittal forms with instructions for the surrender of stock certificates for Warner-Lambert common stock to former Warner-Lambert stockholders as soon as practicable after the completion of the applicable Merger.

OTHER BUSINESS; ADJOURNMENTS

     We are not currently aware of any other business to be acted upon at either meeting. If, however, other matters are properly brought before either meeting, or any adjourned meeting, your proxies will have discretion to vote or act on those matters according to their best judgment, including to adjourn the meeting.

     Adjournments may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made from time to time by approval of the holders of shares representing a majority of the votes present in person or by proxy at the meeting, whether or not a quorum exists, without further notice other than by an announcement made at the meeting. Neither of us currently intends to seek an adjournment of our meeting.

                                      III-5

                                  SECTION FOUR

                           CERTAIN LEGAL INFORMATION

                      SEE CAUTIONARY NOTICE ON COVER PAGE

             COMPARISON OF PFIZER-WARNER-LAMBERT STOCKHOLDER RIGHTS

     The rights of Warner-Lambert stockholders under Delaware law, the Warner-Lambert charter and the Warner-Lambert by-laws prior to the Merger are substantially the same as the rights they will have as Pfizer stockholders following the Merger under Delaware law, the Pfizer charter and the Pfizer by-laws, with certain principal exceptions summarized in the chart below. Copies of the Warner-Lambert charter, the Warner-Lambert by-laws, the Pfizer charter and the Pfizer by-laws are incorporated by reference and will be sent to holders of shares of Warner-Lambert common stock upon request. See "Where You Can Find More Information." The summary contained in the following chart is not intended to be complete and is qualified by reference to Delaware law, the Warner-Lambert charter, the Warner-Lambert by-laws, the Pfizer charter and the Pfizer by-laws.

           SUMMARY OF MATERIAL DIFFERENCES BETWEEN CURRENT RIGHTS OF WARNER-LAMBERT STOCKHOLDERS AND RIGHTS THOSE STOCKHOLDERS WILL HAVE AS
                    PFIZER STOCKHOLDERS FOLLOWING THE MERGER

                                    WARNER-LAMBERT STOCKHOLDER RIGHTS  PFIZER STOCKHOLDER RIGHTS
                                    ---------------------------------  --------------------------
             Corporate Governance:  Upon completion of the Merger,     Upon completion of the
                                    the rights of Warner-Lambert       Merger, the rights of
                                    stockholders who become Pfizer     Pfizer stockholders will
                                    stockholders in the Merger will    be governed by Delaware
                                    be governed by Delaware law, the   law, the Pfizer charter
                                    Pfizer charter and the Pfizer by-  and the Pfizer by- laws.
                                    laws. The charter and by-laws of   The charter and by-laws of
                                    Pfizer after the Merger will be    Pfizer after the Merger
                                    identical in all respects to       will be identical in all
                                    those of Pfizer prior to the       respects to those of
                                    Merger after giving effect to any  Pfizer prior to the Merger amendment to increase the size of  after giving effect to any
                                    the Pfizer Board.                  amendment to increase the
                                                                       size of the Pfizer Board.
         Authorized Capital Stock:  The authorized capital stock of    The authorized capital
                                    Warner-Lambert consists of 1.2     stock of Pfizer is set
                                    billion shares of common stock     forth under "Description
                                    and 5 million shares of preferred  of Pfizer Capital
                                    stock.                             Stock -- Authorized
                                                                       Capital Stock" below.
              Number of Directors:  The Warner-Lambert Board           The Pfizer Board currently
                                    currently consists of 10           consists of 15 directors.
                                    directors.
                                                                       If the Merger is
                                                                       completed, the size of the
                                                                       Pfizer Board will be
                                                                       increased from 15 to
                                                                       [     ].

                                    WARNER-LAMBERT STOCKHOLDER RIGHTS  PFIZER STOCKHOLDER RIGHTS
                                    ---------------------------------  --------------------------
                 Classification of
               Board of Directors:  Warner-Lambert does not have a     The Pfizer Board is
                                    classified board. The              divided into three
                                    Warner-Lambert by-laws require     classes, with each class
                                    that all directors be elected at   serving a staggered
                                    each annual meeting of             three-year term.
                                    stockholders to serve until the
                                    next annual meeting of
                                    stockholders.
             Removal of Directors:  Warner-Lambert directors may be    Pfizer directors may be
                                    removed from office, with or       removed from office only
                                    without cause, by vote of a        for cause and only by the
                                    majority of the outstanding        affirmative vote of at
                                    stock.                             least 80% of all of the
                                                                       outstanding shares of
                                                                       capital stock as are
                                                                       entitled to vote in the
                                                                       election of directors.
                Stockholder Action
               by Written Consent:  Warner-Lambert stockholders may    Pfizer stockholders may
                                    act by written consent in lieu of  not act by written consent
                                    a meeting of stockholders.         in lieu of a meeting of
                                                                       stockholders.
          Call of Special Meetings
                  of Stockholders:  The Warner-Lambert by-laws         The Pfizer by-laws provide
                                    provide that a special meeting of  that the Chairman of the
                                    stockholders may be called for     Board or a majority of the
                                    any purpose or purposes only by    Board may call a special
                                    (i) the Chairman of the Board,     meeting of Pfizer
                                    (ii) the President or (iii) a      stockholders.
                                    majority of the whole Board of
                                    Directors.
              Amendment of Charter
                      and By-laws:  The Warner-Lambert by-laws may be  The Pfizer by-laws may be
                                    amended by a vote of a majority    amended by a vote of the
                                    of the outstanding shares of       majority of the
                                    Warner-Lambert common stock, or    outstanding shares of
                                    by the Board.                      Pfizer common stock, or by
                                                                       the Board.
                                    The Warner-Lambert charter         The Pfizer charter
                                    generally may be amended by the    generally may be amended
                                    affirmative vote of the holders    by the affirmative vote of
                                    of at least a majority of the      the majority of the
                                    outstanding shares of              outstanding shares,
                                    Warner-Lambert common stock.       however the affirmative
                                                                       vote of a supermajority
                                                                       (80%) of the outstanding
                                                                       shares is necessary to
                                                                       amend certain sections of
                                                                       Article Seventh and the
                                                                       entire Article Eighth.

                                    WARNER-LAMBERT STOCKHOLDER RIGHTS  PFIZER STOCKHOLDER RIGHTS
                                    ---------------------------------  --------------------------
          Stockholder Rights Plan:  Warner-Lambert entered into a      Pfizer entered into a
                                    Rights Agreement, dated as of      Rights Agreement, dated as
                                    March 25, 1997, between            of October 6, 1997,
                                    Warner-Lambert and First Chicago   between Pfizer and Chase
                                    Trust Company of New York, as      Mellon Shareholder
                                    Rights Agent, as amended,          Services L.L.C., as Rights
                                    pursuant to which Warner-Lambert   Agent, as amended,
                                    has issued rights, exercisable     pursuant to which Pfizer
                                    only upon the occurrence of        has issued rights,
                                    certain events, to purchase its    exercisable only upon the
                                    Series A Junior Participating      occurrence of certain
                                    Preferred Stock.                   events, to purchase its
                                                                       Series A Junior Preferred
                                                                       Stock.

                      SEE CAUTIONARY NOTICE ON COVER PAGE

                      DESCRIPTION OF PFIZER CAPITAL STOCK

     The following summary of the terms of the capital stock of Pfizer prior to, and after completion of, the Merger is not meant to be complete and is qualified by reference to the Pfizer charter and Pfizer by-laws. Copies of the Pfizer charter and Pfizer by-laws are incorporated by reference and will be sent to holders of shares of Pfizer common stock and Warner-Lambert common stock upon request. See "Where You Can Find More Information."

AUTHORIZED CAPITAL STOCK

     Under the Pfizer charter, Pfizer's authorized capital stock consists of 9 billion shares of Pfizer common stock, $.05 par value, and 12 million shares of preferred stock, without par value.

PFIZER COMMON STOCK

     Pfizer Common Stock Outstanding. The outstanding shares of Pfizer common stock are, and the shares of Pfizer common stock issued pursuant to the Merger will be, duly authorized, validly issued, fully paid and nonassessable.

     Voting Rights. Each holder of Pfizer common stock is entitled to one vote for each share of Pfizer common stock held of record on the applicable record date on all matters submitted to a vote of stockholders.

     Dividend Rights; Rights Upon Liquidation. The holders of Pfizer common stock are entitled to receive, from funds legally available for the payment thereof, dividends when and as declared by resolution of the Pfizer Board, subject to any preferential dividend rights granted to the holders of any outstanding Pfizer preferred stock. In the event of liquidation, each share of Pfizer common stock is entitled to share pro rata in any distribution of Pfizer's assets after payment or providing for the payment of liabilities and the liquidation preference of any outstanding Pfizer preferred stock.

     Preemptive Rights. Holders of Pfizer common stock have no preemptive rights to purchase, subscribe for or otherwise acquire any unissued or treasury shares or other securities.

     Preferred Stock Purchase Rights. Each holder of Pfizer common stock is also the holder of one preferred stock purchase right for each share of common stock of Pfizer. Each right represents the right to purchase one thousandth of a share of Series A Junior Preferred Stock of Pfizer at a price of $275 and is exercisable upon the occurrence of certain specified events.

PFIZER PREFERRED STOCK

     Pfizer Preferred Stock Outstanding. As of November 12, 1999, no shares of Pfizer preferred stock were issued and outstanding.

     Blank Check Preferred Stock. Under the Pfizer charter, the Pfizer Board has the authority, without stockholder approval, to create one or more classes or series within a class of preferred stock, to issue shares of preferred stock in such class or series up to the maximum number of shares of the relevant class or series of preferred stock authorized, and to determine the preferences, rights, privileges and restrictions of any such class or series, including the dividend rights, voting rights, the rights and terms of redemption, the rights and terms of conversion, liquidation preferences, the number of shares constituting any such class or series and the designation of such class or series.

TRANSFER AGENT AND REGISTRAR

     First Chicago Trust Company is the transfer agent and registrar for the Pfizer common stock.

STOCK EXCHANGE LISTING; DELISTING AND DEREGISTRATION OF WARNER-LAMBERT COMMON STOCK

     It is a condition to the Merger that the shares of Pfizer common stock issuable in the Merger be approved for listing on the New York Stock Exchange, subject to official notice of issuance. If the Merger is completed, Warner-Lambert common stock will cease to be listed on the New York Stock Exchange.

                INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

     Our disclosure and analysis in this Joint Proxy Statement/Prospectus and in our documents incorporated by reference contain some forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. In particular, these include statements relating to:

     - future actions;

     - prospective products or product approvals;

     - future performance or results of current or anticipated products, sales efforts and expenses;

     - the outcome of contingencies such as legal proceedings;

     - expected cost saving and efficiencies;

     - potential growth and performance of a combined company after a merger between Pfizer and Warner-Lambert;

     - projected revenues;

     - annual R&D budget;

     - the effect of the Merger; and

     - financial results.

From time to time, we also may provide oral or written forward-looking statements in other materials we release to the public.

     Any and all of our forward-looking statements in this Joint Proxy Statement/Prospectus, and in our documents incorporated by reference can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Consequently, no forward-looking statement can be guaranteed. Actual future results may vary materially.

     We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our reports to the SEC in, among other places, "Risk Factors" in this document, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K for the year ended December 31, 1998.

     Because the statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by the forward-looking statements. Pfizer cautions you not to place undue reliance on the statements, which speak only as of the date of this Joint Proxy Statement/Prospectus or, in the case of documents incorporated by reference, the date of the document.

     The cautionary statements contained or referred to in this section should be considered in connection with any subsequent written or oral forward-looking statements that Pfizer or persons acting on its behalf may issue. Pfizer undertakes no obligation to review or confirm analysts' expectations or estimates or to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

                                 LEGAL MATTERS

     The validity of the Pfizer common stock to be issued to Warner-Lambert stockholders in the Merger will be passed upon by Cadwalader, Wickersham & Taft, counsel to Pfizer. It is a condition to the completion of the Merger that Pfizer and Warner-Lambert receive an opinion from their counsel with respect to the tax treatment of the Merger.

                                    EXPERTS

     The consolidated financial statements of Pfizer Inc. and subsidiaries as of December 31, 1998, 1997, and 1996, and for the years then ended, incorporated in Pfizer's

Annual Report on Form 10-K for the year ended December 31, 1998, have been incorporated in this registration statement by reference in reliance on the report, dated February 25, 1999, of KPMG LLP, independent certified public accountants, also incorporated by reference herein, and on the authority of said firm as experts in accounting and auditing.

                                  SECTION FIVE

                    ADDITIONAL INFORMATION FOR STOCKHOLDERS

                      SEE CAUTIONARY NOTICE ON COVER PAGE

                          FUTURE STOCKHOLDER PROPOSALS

PFIZER

     Any stockholder proposal for Pfizer's annual meeting in 2000 must be sent to the Secretary of Pfizer at the address of Pfizer's principal executive office given under "Summary -- The Companies". The deadline for notice of a proposal for which a stockholder will conduct his or her own solicitation is February 27, 2000 (however, if the date of the annual meeting is not within 30 days of April 22, 2000, then the deadline for such notice becomes not less than 90 days prior to the date of the annual meeting). On request, the Secretary of Pfizer will provide detailed instructions for submitting proposals.

WARNER-LAMBERT

     Warner-Lambert will hold an annual meeting in the year 2000 only if the Merger has not already been completed. Notices of stockholders' proposals submitted outside the processes of Rule 14a-8 under the Securities Exchange Act of 1934 will be considered timely, pursuant to the advance notice requirement set forth in Article III, Section 2 of the Warner-Lambert by-laws, if such notices are delivered to or mailed and received by Warner-Lambert by December 29, 1999. Any such proposal or notice should be directed to the attention of the Secretary, Warner-Lambert Company, 201 Tabor Road, Morris Plains, New Jersey 07950.

     SEC rules set forth standards for the exclusion of some stockholder proposals from a proxy statement for an annual meeting.

                      WHERE YOU CAN FIND MORE INFORMATION

     Pfizer and Warner-Lambert file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov."

     Pfizer filed a registration statement on Form S-4 to register with the SEC the Pfizer common stock to be issued to Warner-Lambert stockholders in the Merger. This Joint Proxy Statement/Prospectus is a part of that registration statement and constitutes a prospectus of Pfizer in addition to being a proxy statement of Pfizer and Warner-Lambert for their respective meetings. As allowed by SEC rules, this Joint Proxy Statement/ Prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

     The SEC allows us to "incorporate by reference" information into this Joint Proxy Statement/Prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Joint Proxy Statement/Prospectus, except for any information superseded by information in, or incorporated by reference in, this Joint Proxy Statement/Prospectus. This Joint Proxy Statement/Prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about our companies and their finances.

PFIZER SEC FILINGS (FILE NO. 001-03619)                  PERIOD
---------------------------------------                  ------
Annual Report on Form 10-K               Fiscal Year ended December 31, 1998
Quarterly Reports on Form 10-Q           Quarters ended April 4, 1999, July 4,
                                         1999 and October 3, 1999
Current Reports on Form 8-K              Filed on July 21, 1999, November 8,
                                         1999 and November 12, 1999
The description of Pfizer common stock   Filed on October 6, 1997
set forth in the Registration Statement
on Form 8-A

      WARNER-LAMBERT SEC FILINGS
         (FILE NO. 001-03608)                           PERIOD
      --------------------------                        ------
Annual Report on Form 10-K              Fiscal Year ended December 31, 1998
Quarterly Reports on Form 10-Q          Quarters ended March 31, 1999 and June
                                        30, 1999
Current Reports on Form 8-K             Filed on January 28, 1999, May 18,
                                        1999, November 8, 1999, November 9,
                                        1999 and November 12, 1999
Form S-4 Registration Statement         Filed on April 19, 1999
(Registration No. 333-76875)
The description of Warner-Lambert       Filed on March 27, 1997
common stock set forth in the
Registration Statement on Form 8-A/A

     We are also incorporating by reference additional documents that we file with the SEC between the date of this Joint Proxy Statement/Prospectus and the date of the meetings.

     Pfizer has supplied all information contained or incorporated by reference in this Joint Proxy Statement/Prospectus relating to Pfizer and Warner-Lambert.

     If you are a stockholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through us or the SEC. Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this Joint Proxy Statement/Prospectus. Stockholders may obtain documents incorporated by reference in this Joint Proxy Statement/Prospectus by requesting them in writing or by telephone from the appropriate party at the following address:

Pfizer Inc.                     Warner-Lambert Company
245 East 42nd Street            201 Tabor Road
New York, New York 10017        Morris Plains, NJ 07950

     If you would like to request documents from us, please do so by , 1999 to receive them before the meetings.

     You can also get more information by visiting Pfizer's web site at
www.     .com and Warner-Lambert's web site at www.               .com. Web site
materials are not part of this Joint Proxy Statement/Prospectus.

     You should rely only on the information contained or incorporated by reference in this Joint Proxy Statement/Prospectus to vote on the Pfizer Stock Issuance Proposal and the Warner-Lambert Merger Proposal, as the case may be. We have not authorized anyone to provide you with information that is different from what is contained in this Joint Proxy Statement/Prospectus. This Joint
Proxy Statement/Prospectus is dated              , 1999. You should not assume
that the information contained in the Joint Proxy Statement/ Prospectus is accurate as of any date other than such date, and neither the mailing of this Joint Proxy Statement/Prospectus to stockholders nor the issuance of Pfizer common stock in the Merger shall create any implication to the contrary.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Indemnification Under Pfizer Charter and By-laws and Delaware Law. Article Seventh of the Pfizer charter provides for the indemnification of directors or officers, in accordance with the by-laws, to the fullest extent permitted by the General Corporation Law of the State of Delaware. Article V of the by-laws of Pfizer provides that Pfizer shall indemnify and hold harmless, to the fullest extent permitted by law, any person made or threatened to be made a party to any legal action by reason of the fact that such person is or was a director, officer, employee or other corporate agent of Pfizer or any subsidiary or constituent corporation or served any other enterprise at the request of Pfizer against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action. The General Corporation Law of the State of Delaware provides for the indemnification of directors and officers under certain conditions.

     Pfizer D&O Insurance. The directors and officers of Pfizer are insured under a policy of directors' and officers' liability insurance.

     Merger Agreement Provisions Relating To Warner-Lambert and Pfizer Directors and Officers. The Merger Agreement provides that for six years after the closing, Warner-Lambert and Pfizer will maintain the current provisions regarding indemnification of officers and directors contained in the charter and by-laws of Warner-Lambert and Pfizer and will continue to honor any directors, officers or employees indemnification agreements of Warner-Lambert and Pfizer and their respective subsidiaries. Warner-Lambert and Pfizer shall also maintain in effect the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by Warner-Lambert and Pfizer, respectively (except that Pfizer may substitute policies which are, in the aggregate, no less advantageous to the insureds in any material respect) with respect to claims arising from facts or events which occurred on or before the consummation of the Merger. In addition, Warner-Lambert and Pfizer shall indemnify the directors and officers of Warner-Lambert and Pfizer, respectively, to the fullest extent to which Warner-Lambert and Pfizer are permitted to indemnify such officers and directors under their respective charters and by-laws and applicable law.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) List of Exhibits

EXHIBIT                           DESCRIPTION
-------                           -----------
  2.1     Agreement and Plan of Merger dated as of November [  ], 1999 among Warner-Lambert Company, Pfizer Inc. and [Merger Sub].*
  3.1     Amended and Restated Certificate of Incorporation of Pfizer
          (incorporated herein by reference to Exhibit 3.1(i) in the
          Registrant's Form 10-Q filing for the period ended April 4,
          1999).
  3.2     Amended and Restated By-laws of Pfizer (incorporated herein by reference to Exhibit 3(ii) in the Registrant's Form 10-Q filing for the period ended June 24, 1999).

                                     S4-II-1

EXHIBIT                           DESCRIPTION
-------                           -----------
  4.1     Rights Agreement, dated as of October 6, 1997, between
          Pfizer and Chase Mellon Shareholder Services, L.L.C., as
          Rights Agent, as amended (incorporated by reference to
          Exhibit 4(i) in the Registrant's Form 10-K filing for the
          period ended December 31, 1998).
  5       Opinion of Cadwalader, Wickersham & Taft regarding the
          validity of the securities being registered.*
  8.1     Opinion of Cadwalader, Wickersham & Taft regarding material federal income tax consequences relating to the Merger.*
  8.2     Opinion of counsel to Warner-Lambert regarding material
          federal income tax consequences relating to the Merger.*
 12       Pfizer Inc. Ratio of Earnings to Fixed Charges.
 21       Subsidiaries of the Registrant (incorporated by reference to
          Exhibit 21 in the Registrant's Annual Report on Form 10-K
          filed on March 26, 1999 for the fiscal year ended December
          31, 1998).
 23.1     Consent of KPMG LLP.
 23.2     Consent of independent public accountants to
          Warner-Lambert.*
 23.3     Consent of Cadwalader, Wickersham & Taft (included in the
          opinions filed as Exhibit 5 and Exhibit 8.1 to this
          Registration Statement).*
 23.4     Consent of counsel to Warner-Lambert (included in the
          opinion filed as Exhibit 8.2 to this Registration
          Statement).*
 24       Power of Attorney (Included on signature pages to this
          Registration Statement).
 99.1     Form of Pfizer Proxy Card.*
 99.2     Form of Warner-Lambert Proxy Card.*

---------------
* To be filed by Amendment.

ITEM 22.  UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth
                                     S4-II-2
        in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

             (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

             (4) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

             (5) That every prospectus (i) that is filed pursuant to paragraph
        (4) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (7) To respond to requests for information that is incorporated by reference into the Joint Proxy Statement/Prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

                                     S4-II-3

             (8) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

          (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                     S4-II-4

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on November 15, 1999.

                                          PFIZER INC.
                                          (Registrant)

                                          By:   /s/ WILLIAM C. STEERE, JR.
                                             -----------------------------------
                                              William C. Steere, Jr.
                                              Chief Executive Officer and
                                              Chairman of the Board

     Each person whose signature appears below hereby constitutes and appoints C.L. Clemente, Terence J. Gallagher and Margaret M. Foran, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on November 15, 1999.

                     SIGNATURE                                       TITLE
                     ---------                                       -----
            /s/ WILLIAM C. STEERE, JR.               Chief Executive Officer and Chairman
---------------------------------------------------    of the Board (Principal Executive
              William C. Steere, Jr.                   Officer)

               /s/ DAVID L. SHEDLARZ                 Executive Vice President and Chief
---------------------------------------------------    Financial Officer (Principal
                 David L. Shedlarz                     Financial Officer)

             /s/ LORETTA V. CANGIALOSI               Vice President -- Controller
---------------------------------------------------    (Principal Accounting Officer)
               Loretta V. Cangialosi

               /s/ MICHAEL S. BROWN                  Director
---------------------------------------------------
                 Michael S. Brown

               /s/ M. ANTHONY BURNS                  Director
---------------------------------------------------
                 M. Anthony Burns

                                     S4-II-5

                     SIGNATURE                                       TITLE
                     ---------                                       -----
                /s/ W. DON CORNWELL                  Director
---------------------------------------------------
                  W. Don Cornwell

               /s/ GEORGE B. HARVEY                  Director
---------------------------------------------------
                 George B. Harvey

              /s/ CONSTANCE J. HORNER                Director
---------------------------------------------------
                Constance J. Horner

             /s/ STANLEY O. IKENBERRY                Director
---------------------------------------------------
               Stanley O. Ikenberry

                /s/ HARRY P. KAMEN                   Director
---------------------------------------------------
                  Harry P. Kamen

              /s/ THOMAS G. LABRECQUE                Director
---------------------------------------------------
                Thomas G. Labrecque

              /s/ HENRY A. MCKINNELL                 President, Chief Operating Officer
---------------------------------------------------    and Director
                Henry A. McKinnell

                 /s/ DANA G. MEAD                    Director
---------------------------------------------------
                   Dana G. Mead

                /s/ JOHN F. NIBLACK                  Vice Chairman and Director
---------------------------------------------------
                  John F. Niblack

              /s/ FRANKLIN D. RAINES                 Director
---------------------------------------------------
                Franklin D. Raines

                /s/ RUTH J. SIMMONS                  Director
---------------------------------------------------
                  Ruth J. Simmons

               /s/ JEAN-PAUL VALLES                  Director
---------------------------------------------------
                 Jean-Paul Valles

                                     S4-II-6

                                 EXHIBIT INDEX

EXHIBIT                           DESCRIPTION
-------                           -----------
  2.1     Agreement and Plan of Merger dated as of November [  ], 1999 among Warner-Lambert Company, Pfizer Inc. and [Merger Sub].*
  3.1     Amended and Restated Certificate of Incorporation of Pfizer
          (incorporated herein by reference to Exhibit 3.1(i) in the
          Registrant's Form 10-Q filing for the period ended April 4,
          1999).
  3.2     Amended and Restated By-laws of Pfizer (incorporated herein by reference to Exhibit 3(ii) in the Registrant's Form 10-Q filing for the period ended June 24, 1999).
  4.1     Rights Agreement, dated as of October 6, 1997, between
          Pfizer and Chase Mellon Shareholder Services, L.L.C., as
          Rights Agent, as amended (incorporated by reference to
          Exhibit 4(i) in the Registrant's Form 10-K filing for the
          period ended December 31, 1998).
  5       Opinion of Cadwalader, Wickersham & Taft regarding the
          validity of the securities being registered.*
  8.1     Opinion of Cadwalader, Wickersham & Taft regarding material federal income tax consequences relating to the Merger.*
  8.2     Opinion of counsel to Warner-Lambert regarding material
          federal income tax consequences relating to the Merger.*
 12       Pfizer Inc. Ratio of Earnings to Fixed Charges.
 21       Subsidiaries of the Registrant (incorporated by reference to
          Exhibit 21 in the Registrant's Annual Report on Form 10-K
          filed on March 26, 1999 for the fiscal year ended December
          31, 1998).
 23.1     Consent of KPMG LLP.
 23.2     Consent of independent public accountants to
          Warner-Lambert.*
 23.3     Consent of Cadwalader, Wickersham & Taft (included in the
          opinions filed as Exhibit 5 and Exhibit 8.1 to this
          Registration Statement).*
 23.4     Consent of counsel to Warner-Lambert (included in the
          opinion filed as Exhibit 8.2 to this Registration
          Statement).*
 24       Power of Attorney (Included on signature pages to this
          Registration Statement).
 99.1     Form of Pfizer Proxy Card.*
 99.2     Form of Warner-Lambert Proxy Card.*

---------------
* To be filed by Amendment.